UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to §240.14a-12

XCEL ENERGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Benjamin G.S. Fowke III Chairman of the Board, President & Chief Executive Officer

April 2, 2012

Dear Shareholder:

To give those of you in a different region of our service territory an opportunity to meet with us, we are pleased to tell you that this year we’re convening our annual meeting in Amarillo, Texas, the headquarters of our Southwestern Public Service Co. operating company. We’re excited about widening the scope of our meeting, opening it up to shareholders we might not have met before and gathering in a part of the country that we’ve served for many years. We’re looking forward to it.

The meeting itself will convene Wednesday, May 16, 2012, at 11 a.m. CDT, at Amarillo Civic Center 401 S. Buchanan, Amarillo, Texas. The doors will open at 10:15 a.m. CDT. We plan to talk about accomplishments and challenges, conduct the business portion of the meeting, announce voting results and answer your questions.

All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Remember, too, that you can listen to a webcast of the meeting at www.xcelenergy.com. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by e-mail at CorporateSecretary@xcelenergy.com or by telephone at (612) 215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 11, 2012. In addition, state-issued photo identification will be required to gain admittance to the annual meeting. Parking is available at your own expense.

If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or e-mail: CorporateSecretary@xcelenergy.com.

If you plan to attend the annual meeting, please review the annual meeting guidelines that appear on the back cover of this proxy statement.

Your vote is important. We encourage you to vote on the issues included in the proxy statement as soon as possible. You can vote electronically over the Internet, by telephone or by mailing a proxy card. Instructions about each of the options are included on your Notice of Internet Availability of Proxy Materials or your proxy card.

We hope to see you in Texas.

Sincerely,

Benjamin G.S. Fowke III

ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

XCEL ENERGY INC.

414 Nicollet Mall

Minneapolis, Minnesota 55401-1993

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	11:00 a.m. CDT on Wednesday, May 16, 2012

Place	Amarillo Civic Center, 401 S. Buchanan, Amarillo, Texas

Purpose of Meeting	(1)	To elect as directors the 11 nominees named in the attached proxy statement to hold office until the next annual meeting of shareholders and until their respective successors have been elected or appointed.

	(2)	To ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2012.

	(3)	To approve an amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors.

	(4)	To approve other amendments to, and the restatement of, our Restated Articles of Incorporation.

	(5)	To cast a non-binding advisory vote on executive compensation.

	(6)	To vote on a shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer, if properly presented at the Annual Meeting.

	(7)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on March 20, 2012.

Annual Meeting Admission	All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at (612) 215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215 - 4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 11, 2012. State-issued photo identification will be required to gain admittance to the Annual Meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:

	(1)	over the Internet;

	(2)	by telephone; or

	(3)	by mail.

For specific instructions, refer to the Questions and Answers beginning on page 1 of this proxy statement and the voting instructions on your Notice of Internet Availability of Proxy Materials or your proxy card.

A Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April 2, 2012.

By Order of the Board of Directors,
CATHY J. HART Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2012.

Our 2012 Proxy Statement and Annual Report are available at www.ematerials.com/xcl

ii

XCEL ENERGY INC.

414 Nicollet Mall

Minneapolis, Minnesota 55401-1993

April 2, 2012

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2012

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why Am I Receiving These Materials?

A:     You are receiving these proxy materials in connection with the solicitation by the Board of Directors of Xcel Energy Inc. (referred to in this proxy statement as “Xcel Energy,” the “Company,” “we,” “us,” and “our”) of proxies to be voted at Xcel Energy’s 2012 Annual Meeting of shareholders (the “Annual Meeting”). You are requested to vote on the proposals described in this proxy statement. Xcel Energy has appointed Cathy J. Hart, Teresa S. Madden, and Scott M. Wilensky, or any of them with power of substitution, to vote all proxies properly executed and submitted by shareholders who are entitled to vote at the Annual Meeting, or any adjournment of the meeting.

Q:	Why Did I Only Receive a Notice Directing Me to the Internet Instead of the Proxy Statement and Annual Report?

A:     We are again providing shareholders access to our proxy on the Internet to reduce the amount of paper and the environmental impact from our Annual Meeting as well as the costs associated with mailing these materials to all shareholders. On April 2, 2012, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our shareholders and posted our proxy materials on the website referenced in the Notice (www.ematerials.com/xcl). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. Shareholders can indicate a preference to receive a hard copy of the full package by contacting Wells Fargo Shareholder Relations at 1-866-697-9377. The full package choice will remain in effect until changed by the shareholder. If you are a beneficial owner and you want to receive separate copies of the Annual Report to shareholders and proxy statement in the future, you should contact your bank, broker, or other nominee record holder

Q:	What Are the Company’s Voting Recommendations?

A:     Our Board recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board (see pages 21-28);

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2012 (see page 29);

•	“FOR” the approval of an amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors (see page 30);

•	“FOR” the approval of other amendments to, and the restatement of, our Restated Articles of Incorporation (see page 31);

•	“FOR” approval of the non-binding advisory vote on executive compensation (see pages 32-33); and

•	“AGAINST” a shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer (see pages 34-36).

Q:	What is the Difference between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

A:     As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record. Your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services. As the shareholder of record, you have the right to vote your shares by proxy directly with the Company (by Internet, by telephone or by mail) or to vote in person at the Annual Meeting. If you do not vote in person or by proxy, your shares will not be voted.

Beneficial Owner of Shares Held in Street Name. Your shares are held in a stock brokerage account or by a bank or other nominee (sometimes this is referred to as “street name”). Your broker or nominee is considered the shareholder of record with respect to those shares and forwards proxy materials to you. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. If you wish to vote your shares in person, you must provide us with a legal proxy from your broker.

Q:	How Can I Vote My Shares?

A:     You may vote in person at the Annual Meeting, by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. If you are a shareholder of record, you will be able to do this over the Internet, by telephone or by mail. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately.

Shareholders of record (including participants in our Dividend Reinvestment and Stock Purchase Plan) may vote their shares as follows:

•

By Internet — Go to the website at www.ematerials.com/xcl, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials. Internet voting is available until 11:59 p.m. EDT on May 15, 2012. You may incur telephone and Internet access charges if you vote by the Internet.

•

By Telephone — Call 1-800-560-1965, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials. Telephone voting is available until 11:59 p.m. EDT on May 15, 2012.

•

By Mail — If you received a full paper set of materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by Internet or telephone.

Beneficial owners will receive instructions from the holder of record (the bank, brokerage house or other nominee that holds your shares) that you must follow in order for your shares to be voted.

If you are a participant in one of our employee savings or stock ownership plans, your proxy card is a voting directive for shares allocated to your account. The trustee will vote the shares as instructed by you in your voting directive. If you do not return your voting directive by 11:59 p.m. EDT on May 11, 2012 the trustee will vote your allocated shares, along with all unallocated shares held in the plan, in the same proportion that all other allocated shares are voted.

Q:	What Happens if I Do Not Give Specific Voting Instructions?

A:     If you do not give specific voting instructions, how your shares are voted depends on whether you are a shareholder of record or a beneficial owner.

•	Shareholders of Record. If you are a shareholder of record and you either:

1.	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

2.	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

•

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q:	Which Ballot Measures are Considered “Routine” or “Non-Routine”?

A.     The proposals to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012 (Proposal No. 2) and to make other amendments to, and the restatement of, our Restated Articles of Incorporation (Proposal No. 4) are considered routine under applicable rules. A broker or other nominee may generally vote on routine matters.

The election of directors (Proposal No. 1), the amendments to our Restated Articles of Incorporation to eliminate cumulative voting (Proposal No. 3), the advisory vote on executive compensation (Proposal No. 5), and the shareholder proposal are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 3, No. 5 and No. 6.

Q:	Can I Change My Vote?

A:     Yes. If you change your mind after voting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by signing another proxy with a later date, voting a second time by telephone or by the Internet prior to 11:59 p.m. EDT on May 15, 2012, or revoking your prior proxy and voting at the Annual Meeting. Alternatively, you may provide a written statement to the Company (attention: Corporate Secretary) of your intention to revoke your proxy.

Q:	Is My Vote Confidential?

A:     Yes. Xcel Energy has adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for the Company to assert or defend claims.

Q:	What is the Record Date and What Does it Mean?

A:     Only shareholders of record at the close of business on the record date, March 20, 2012, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on the record date.

Each share of our common stock is entitled to one vote upon each matter presented at the Annual Meeting. On March 20, 2012, there were                 shares of common stock issued and outstanding.

Q:	What is the Quorum Requirement for the Annual Meeting?

A:     At March 20, 2012, there were shares representing                 votes entitled to vote at the Annual Meeting. We will have a quorum and be permitted to conduct business if a majority of the voting power of these shares is present at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Q:	What is the Voting Requirement to Approve Each of the Proposals?

A:     Election of Directors. In the election of directors, you may vote “FOR” or “AGAINST” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In order to elect a director, the shares voted “FOR” a nominee must exceed the shares voted “AGAINST” the nominee. A “WITHHOLD” vote will not have an impact on the election of directors. You are entitled to cumulatively vote your shares for one or more nominees as described more specifically under the heading “Proposal No. 1 Election of Directors.”

Under our Guidelines on Corporate Governance, if an incumbent director in an uncontested election does not receive a majority of the votes cast “FOR”, he or she must offer to tender his or her resignation to our Governance, Compensation and Nominating Committee. The Board, taking into account the Governance, Compensation and Nominating Committee’s recommendation, will act on the offer of resignation and publicly disclose its decision within ninety days after the date of the certification of the election results. The Governance, Compensation and Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. Any director who has offered to tender his or her resignation will not participate in the decision regarding his or her resignation. If the director’s resignation is not accepted by the Board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected. If the director’s resignation is accepted by the Board, the Board may fill any resulting vacancy or may elect to not fill the vacancy and decrease the size of the Board.

Other Proposals. For all other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” All such proposals, other than Proposal No. 5, require the affirmative “FOR” vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting. If you “ABSTAIN” on any of these proposals, except Proposal No. 5, it has the same effect as a vote “AGAINST.” A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is treated as not present and not entitled to vote on that proposal.

With respect to Proposal No. 5, we will consider our shareholders to have approved, on an advisory, non-binding basis, our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” For purposes of this proposal, a vote to “ABSTAIN” and a failure to vote in person or proxy (including a broker non-vote) will have no effect on this proposal.

Q:	What Does it Mean if I Receive More Than One Notice of Internet Availability of Proxy Materials or Proxy Card or Voting Instruction Card?

A:     It means your shares are registered differently or are in more than one account. Please provide voting instructions for all notices, proxy cards and voting instruction cards you receive.

Q:	Who Will Count the Vote?

A:     We retained an independent inspector to receive and tabulate the proxies and to certify the results. For the 2012 Annual Meeting, representatives of Wells Fargo Shareowner Services will tabulate the votes and act as the inspectors of election.

Q:	Who Pays for the Cost of Soliciting Votes for the Annual Meeting?

A:     We will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any solicitation. Some of our directors and officers, as well as management and non-management employees, may also contact you by telephone, mail, email or in person. You may also be solicited by means of news releases issued by Xcel Energy, postings on our website, www.xcelenergy.com, and advertisements in periodicals. We have also hired Morrow & Co., LLC to assist us in the solicitation of votes. We expect to pay Morrow & Co., LLC approximately $17,500 for consultation services and preparation in connection with the solicitation, plus expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of our stock.

Q:	Does the Company Offer Shareholders Electronic Delivery of Proxy Materials?

A:     Yes. Xcel Energy offers shareholders the option to receive the Annual Report to shareholders and proxy statement electronically instead of receiving paper copies of these documents in the mail. You must consent to do so prior to the record date for the Annual Meeting.

To provide your consent for electronic delivery, please go to www.xcelenergy.com and click on “Investor Information” and then “Shareholder Information.” Then look for information about requesting electronic delivery. As soon as the Annual Report to shareholders and proxy statement are available, electronic delivery participants will receive an e-mail with a link to the information and a control number to use to vote online.

Q:	What Happens if Additional Proposals are Presented at the Annual Meeting?

A:     Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Cathy J. Hart, Teresa S. Madden, and Scott M. Wilensky, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

Q:	May I Propose Actions for Consideration at Next Year’s Annual Meeting of Shareholders?

A:     Yes, you may submit proposals for consideration at future shareholder meetings as follows:

To Be Included in the Proxy Statement. Unless we indicate otherwise at a later date, in order for a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Corporate Secretary no later than 5:00 p.m. CST on December 3, 2012. These proposals must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. These proposals also need to comply with Securities and Exchange Commission (“SEC”) regulations regarding the inclusion of shareholder proposals in our proxy materials.

To Be Raised from the Floor. Similarly, unless we indicate otherwise at a later date, in order for a shareholder proposal or director nomination to be raised from the floor during next year’s annual meeting, the shareholder’s written notice must be received by the Corporate Secretary no later than February 15, 2013, and must contain certain information as required under our bylaws. The requirements for such notice are set forth in our bylaws, a copy of which can be found on our website, www.xcelenergy.com, under “About Us — Corporate Governance.”

CORPORATE GOVERNANCE

Our Restated Articles of Incorporation and Restated Bylaws, together with Minnesota law and New York Stock Exchange and SEC rules, govern the Company. The Board of Directors operates under a set of written Guidelines on Corporate Governance. The Guidelines set forth the Company’s corporate governance philosophy and the governance policies and practices that have been established to assist in governing the Company and its affiliates. Our Guidelines describe Board and committee membership criteria, the Board selection and member orientation process, director stock ownership guidelines and lead director responsibilities. Other important documents governing our corporate governance practices include our Committee Charters, Code of Conduct, our Political Contributions and Government Communication Policy and our Environmental Policy. Our Code of Conduct applies to all our officers, including our CEO, CFO and Chief Accounting Officer, as well as the employees and directors of Xcel Energy Inc., its wholly owned subsidiaries and affiliates. Any waivers, if any were necessary, of the Code of Conduct for our executive officers or directors may be made only by the Board of Directors or a committee of the Board.

All of our corporate governance materials are available on the Company’s website at www.xcelenergy.com, under “About Us.” Copies of our corporate governance materials are also available free of charge to shareholders who request them. Requests must be in writing and sent to: Corporate Secretary, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. We will publish any amendments to the Code of Conduct and waivers of the Code of Conduct for our CEO, CFO and Chief Accounting Officer on our website.

Key Governance Policies and Practices

Xcel Energy is committed to effective corporate governance and ethical business conduct. Our Board believes that these values improve long-term performance. Our Board evaluates our policies on an ongoing basis to ensure they meet our Company’s needs. Listed below are some of the significant corporate governance practices and policies we have adopted.

Shareholder Voting

•	All members of our Board of Directors are elected annually by our shareholders.

•

Each director must be elected by a majority vote in uncontested elections. If an incumbent director in an uncontested election does not receive a majority of the votes cast “FOR”, he or she must offer to tender his or her resignation to our Governance, Compensation and Nominating Committee.

•	Shareholders have an annual advisory vote on executive compensation.

•	We have no supermajority shareholder approval provisions.

•	Our shareholders annually ratify the selection of our independent registered public accounting firm.

Board and Committee Practices under our Guidelines on Corporate Governance

•

We have an independent lead director who is elected annually by the independent directors. Our Guidelines on Corporate Governance establish the role and responsibilities of the lead director. More information about that role and our Board structure can be found below in this section.

•	Directors may not serve on more than three public company boards of directors (including the Company) without the prior approval of the Governance, Compensation and Nominating Committee.

•

Under our Guidelines, directors are to retire from the Board on or prior to the day of the annual meeting of shareholders after they turn 72 and, except for inside directors and directors first elected prior to August 18, 2000, are to serve no more than 15 years on the Board.

•	Directors are required to offer their resignations upon a change in their primary careers.

•

Our Board of Directors conducts executive sessions of independent directors at each regularly scheduled Board meeting. The lead director presides over each executive session of independent directors. Our Board committees also conduct executive sessions that are presided over by the Committee Chairs of their respective committees.

•	Our Board of Directors and Board committees have the authority to retain independent advisors.

•	Our Board of Directors conducts an annual assessment of the performance of the Board and its processes.

•	The members of each Board committee conduct an annual assessment of the performance of the committees on which they serve.

•	Under the Guidelines, the Governance, Compensation and Nominating Committee is required to evaluate the performance of the CEO on an annual basis, using objective criteria.

Corporate Policies

•

We maintain stock ownership guidelines for directors and executive officers. More information about these guidelines is contained under “Directors’ Compensation — Director Stock Ownership Guidelines” and “Compensation, Discussion and Analysis”.

•

Our related-person transactions approval policy sets forth the standards for the review, approval and ratification by our Governance, Compensation and Nominating Committee of related-person transactions. See the discussion under “Information About Related Persons”.

•

We have a clawback policy in place that provides the Company the right to recover certain payments made to executives. We may recover annual and long-term incentive awards from an executive who is terminated from Xcel Energy for fraud or misconduct resulting in a restatement of Xcel Energy’s earnings or financial statements or, for more recent awards, in the event the employee is terminated for fraud or misconduct.

•

We have an anti-hedging policy, under which all directors and employees are prohibited from hedging the Company’s stock. See the discussion under the heading, “Compensation Discussion and Analysis — What are the guidelines for stock ownership by executive officers?”.

•

We have a political contributions policy under which we disclose on an annual basis all corporate contributions to a candidate’s campaign, or to an entity organized under Section 527 of the Internal Revenue Code, on our corporate website.

•

We have an environmental policy that sets forth our commitment to outstanding environmental compliance and our commitment to pursue industry-leading initiatives that enhance customer and shareholder value while demonstrating respect for our communities and concern for the environment.

Board Leadership Structure

The Xcel Energy Board of Directors is committed to effective and independent oversight of management and effective corporate governance. Our Board leadership structure, which is set forth in our Guidelines on Corporate Governance, promotes effective governance through the designated lead director and Board and committee composition and structure.

First, the Board leadership structure, which includes a designated lead director and a combined position of Chairman and CEO, promotes effective governance. The combined position promotes strategy development, execution, and the provision of information, which are essential to effective governance. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy. Management and independent directors have different perspectives and roles in strategy development and execution. Management brings experience and expertise of the Company and the industry. An executive Chair who is familiar with the Company and industry is in the best position to define and develop strategy and work with the lead director to educate the Board and lead the development of strategy. The Company also believes that an executive Chair can more effectively provide information to the Board on the Company’s opportunities, challenges and performance. Independent directors, represented by the lead independent director, bring experience and expertise from outside the Company and industry to strategy development.

The lead independent director is elected by and from the independent Board members for a one-year term. On May 18, 2011, the independent members of our Board of Directors elected Fredric W. Corrigan to serve as the lead director for a one-year term. The responsibilities of the lead independent director are outlined in our Guidelines on Corporate Governance and include the following:

•	Preside at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;

•	Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues;

•	Approve the agenda for the Board and, with the Chair, approve all materials provided to the directors;

•	Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items;

•	Call meetings of the independent directors, as necessary;

•	Consult and communicate with major shareholders, if requested;

•	Chair executive sessions of the Board; and

•	Develop and maintain a process for CEO succession planning with the Governance, Compensation and Nominating Committee.

The lead director and executive Chair both have responsibilities in providing information and contributing to effective governance by the Board. The Board believes that the balance of the two positions ensures the Board receives the information, experience and direction it needs to effectively govern.

Second, our Board and committee composition ensures independence. The Board currently has ten independent, non-employee directors among its eleven members. All committees are composed of independent, non-employee directors. The independent directors meet on a regular basis in executive sessions without the CEO or any other management present. The lead director presides at these executive sessions.

Board Oversight of Risk

The goal of the Company’s risk management process is to understand and manage material risk; management is responsible for identifying and managing the risks, while directors oversee and hold management accountable. Our risk management process has three parts: identification and analysis; management and mitigation; and communication and disclosure. Company management identifies and analyzes risks to determine materiality and other attributes like timing, probability and controllability. Management broadly considers our business, the utility industry, the domestic and global economy, and the environment to identify risks. Identification and analysis occurs formally through a key risk assessment process conducted by senior management, the securities disclosure process, the hazard risk management process, and internal auditing and compliance with financial and operational controls. Management also identifies and analyzes risk through its business planning process and development of goals and key performance indicators, which include risk identification to determine barriers to implementing the Company’s strategy. At the same time, the business planning process identifies areas where a business area may take inappropriate risk to meet goals.

The goal of the risk management process is to mitigate the risks inherent in the implementation of the Company’s strategy. The process for risk management and mitigation includes our Code of Conduct and other compliance policies, formal structures and groups, and overall business management. At a threshold level, the Company has developed a robust compliance program and promotes a culture of compliance, which mitigates risk. In addition to the Code of Conduct, the Company has compliance policies, training and reporting options. Building on the culture of compliance, the Company manages and mitigates risks through formal structures and groups, including Management Councils, Risk Committees, and the services of corporate areas such as internal audit, a corporate compliance officer and area, the corporate controller and legal services. While the Company has developed a number of formal structures for risk management, many material risks affect the business as a whole and are managed across business areas. The Company confronts legislative and regulatory policy and compliance risks, including risks related to climate change and emission of carbon dioxide, risks associated with the emission of pollutants such as SO2 and NOx and risks for recovery of capital and operating costs; resource planning and other long-term planning risks, including resource acquisition risks; financial risks, including credit, interest rate and capital market risks; and macroeconomic risks, including risks related to economic conditions and changes in demand for the Company’s products and services. Cross-cutting risks such as these are discussed and managed across business areas and coordinated by the Company’s senior management.

Management provides information to the Board in presentations and communications over the course of the Board calendar. Senior management presents an assessment of key risks to the Board annually. The presentation of the key risks and the discussion provides the Board with information on the risks management believes are material, including the earnings impact, timing, likelihood and controllability. Based on this presentation, the Board reviews risks at an enterprise level and confirms risk management and mitigation are included in the Company’s strategy. The Guidelines on Corporate Governance and committee charters define the scope of review and inquiry for the Board and committees. The standing committees also oversee risk management as part of their charters. Each committee has responsibility for overseeing aspects of risk and the Company’s management and mitigation of the risk. The Board has overall responsibility for risk oversight. As described above, the Board reviews the key risk assessment process presented by senior management. This key risk assessment analyzes the most likely areas of future risk to the Company. The Board also reviews the performance and annual goals of each business area. This review, when combined with the oversight of specific risks by the committees, allows the Board to confirm risk is considered in the development of goals and that risk has been adequately considered and mitigated in the execution of corporate strategy.

Director Independence

For purposes of determining independence, we have adopted the following categorical standards for director independence in compliance with the listing standards of the New York Stock Exchange:

•

No director qualifies as “independent” unless the Board affirmatively determines, taking into account all of the relevant facts and circumstances, that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries);

•

A director who is an employee, or whose immediate family member is an executive officer, of the Company or any of our subsidiaries is not independent until four years after the end of such employment relationship;

•

A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until four years after he or she ceases to receive more than $120,000 per year in such compensation;

•

A director (a) who is a current partner or employee of the firm that is the Company’s external auditor, or (b) whose immediate family member is a current partner of such firm, or (c) whose immediate family member is a current employee of such firm and personally worked on the Company’s audit, or (d) who was, or whose immediate family member was, within the last four years a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent;

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until four years after the end of such service or the employment relationship;

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us or any of our subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until four years after falling below such threshold; and

•

A director who is an employee or representative of a significant supplier of any Xcel Energy business unit or legal entity will not be “independent” unless we entered into the relationship with the supplier as a result of competitive purchasing practices.

For purposes of determining whether a director is independent, the Board has determined that the receipt of regulated electric and gas service from the Company by a director, the director’s immediate family member, or any entity of which the director is an affiliate does not constitute a material relationship.

The Board has affirmatively determined that all ten non-employee directors are independent. Mr. Fowke is the only management director on the Board and is not independent. In making this determination, the Board specifically considered transactions with U.S. Bancorp and UnitedHealth Group, all of which were entered into in the ordinary course of business. During 2011, the Company was a party to transactions with affiliates of U.S. Bancorp that resulted in payments to U.S. Bancorp of $1.3 million, less than .01% of U.S. Bancorp’s revenue. The nature of our payments to U.S. Bancorp included: trustee fees for serving as a trustee for three of our operating subsidiaries’ indentures;

commitment fees for U.S. Bancorp serving as one of 20 members of the banking group syndicate, but not one of the lead banks, for our and subsidiaries’ syndicated revolving credit facilities; and fees paid for serving as one of three underwriters, but not the lead underwriter, on a public debt securities offering by one of our subsidiaries. In this role U.S. Bancorp did not provide advice on deal structure or documentation, but rather provided information, along with the other two underwriters, of the general market for public debt securities and the impact of market conditions on the timing of the transaction, as well as marketing and selling a portion of the debt securities. In addition, during 2011, the Company also was a party to transactions with affiliates of UnitedHealth Group that resulted in payments of $15.6 million to UnitedHealth Group, less than .02% of UnitedHealth Group’s revenue. The nature of our payments to UnitedHealth Group included fees for administrative services for the Company’s self-funded medical plans and certain of our health and welfare plans as well as premiums for certain retiree medical plans. UnitedHealth Group has not provided advisory services to the Company for actuarial or consulting services as part of these transactions and has not served as an insurance broker or been paid a commission or similar fee for these administrative services or related to the retiree medical policy.

After reviewing information about these transactions, the Board has determined with respect to Mr. Richard Davis that due to the nature and relative size of such banking work compared to the revenues of both the Company and U.S. Bancorp, the lack of Mr. Davis’ personal involvement in the transactions, the existence of transactions of this type between the Company and U.S. Bancorp before Mr. Davis became a director, and the routine commercial nature of such transactions, these transactions do not constitute a material relationship between the Company and U.S. Bancorp and do no impair Mr. Davis’ independence. Further, the Board has determined that due to the nature and size of amounts paid to UnitedHealthcare for the employee medical benefits administration work and retiree medical policy compared to the revenues of both the Company and UnitedHealth Group, the lack of Ms. Gail Koziara Boudreaux’s personal involvement in the transactions, the existence of transactions of this type between the Company and UnitedHealth Group before Ms. Boudreaux became a director, and the routine commercial nature of such transactions, these transactions do not constitute a material relationship between the Company and UnitedHealth Group and do not impair Ms. Boudreaux’s independence.

Director Attendance

During 2011, the Board met seven (7) times and the independent directors met in executive session on six (6) occasions. All of our directors attended at least ninety percent of the meetings of the Board and committees on which such director served during 2011. In addition, all the members of the Board attended an all-day strategy session and related executive session, which we do not include in the meeting total above. We do not have a formal policy, but encourage each of our Board members to attend each annual meeting. All then-serving members of our Board attended the 2011 annual meeting of shareholders.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with members of the Board, including the independent directors individually or as a group, may send correspondence to them in care of the Corporate Secretary at the Company’s principal offices, 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Alternatively, the directors may be contacted via e-mail at BoardofDirectors@xcelenergy.com.

All such emailed correspondence is sent automatically to an independent director who has been designated by the independent directors to receive such communications, without filter from the Company, and also simultaneously to the Corporate Secretary’s Office. While the Corporate Secretary

does not screen this correspondence, the Corporate Secretary may, as requested by the receiving independent director, act as agent for the independent directors and forward correspondence such as requests for service or customer complaints to an appropriate party within the Company for response. If the receiving director requests that the Company respond on behalf of the directors, a copy of the Company prepared response is provided to the receiving director. The Company reserves the option to review and change this policy if directed by the Board due to the nature and volume of the correspondence.

Board Diversity

The Governance, Compensation and Nominating Committee of the Board considers a number of factors when identifying nominees for director. On an annual basis, the Governance, Compensation and Nominating Committee assesses the skills and characteristics required of directors in the context of the current make-up of the Board.

While the Governance, Compensation and Nominating Committee does not have a formal diversity policy, diversity is one of the factors included in the Board membership criteria. The Board’s Guidelines on Corporate Governance state:

“The Governance, Compensation and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment of the perceived needs of the Board should consider factors such as demonstrated leadership; judgment; skill; diversity; integrity; experience with: business, operations relevant to the energy industry, and working for or with organizations of comparable size. The Committee should also consider the interplay of each Director Nominee’s experience with the experience of other Board Members and to the extent to which a Director Nominee would be a desirable addition to the Board and any committee of the Board.

With respect to diversity, the Committee considers a broad range of diversity factors, including ethnicity, gender, age, disability, veteran status, sexual orientation, race, national origin, color, religion, creed, geographic representation, education and personality. During its director search process and review of nominees, the Committee strives for a balance of skills and characteristics of Board members to appropriately represent the diversity of its shareholders, employees and customers.”

Nomination of Directors

In considering individuals for nomination as directors, the Governance, Compensation and Nominating Committee typically solicits recommendations from its current directors and is authorized to engage third party advisors, including search firms, to assist in the identification and evaluation of candidates. In evaluating potential candidates, the Governance, Compensation and Nominating Committee may consider such factors, as it deems appropriate. As noted above, these factors include demonstrated leadership, judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. While the Governance, Compensation and Nominating Committee has not established any specific minimum qualifications for director nominees, the Governance, Compensation and Nominating Committee believes that demonstrated leadership, as well as significant years of service in an area of endeavor such as business, law, public service, related industry or academia, is a desirable qualification for service as a director of the Company.

Of the ten non-employee directors recommended for election at the 2012 Annual Meeting, all were elected as directors at our 2011 annual meeting, except for Ms. Gail Koziara Boudreaux, who was elected to the Board after our external director recruitment firm identified her as a candidate. The director recruitment firm identified, evaluated and performed background searches of potential nominees and coordinated interviews. Following this process, the Governance, Compensation and Nominating Committee reviewed her qualifications and recommended Ms. Boudreaux for election to the Board.

Shareholder Nomination of Directors

Any shareholder may make recommendations to the Governance, Compensation and Nominating Committee for consideration by the Committee for membership on the Board by sending a written statement of the qualifications of the recommended individual to the Corporate Secretary at 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993. Such recommendations should be received by October 1, 2012 in order to be considered for next year’s annual meeting. The Governance, Compensation and Nominating Committee will evaluate candidates recommended by shareholders on the same basis as it evaluates other candidates.

BOARD STRUCTURE AND COMPENSATION

Standing Committees

The Board had the following four standing committees during 2011:

•	Audit;

•	Finance;

•	Governance, Compensation and Nominating; and

•	Nuclear, Environmental and Safety.

The current members of the committees are as follows:

Committee Structure Name(1)	Audit Committee	Finance Committee	Governance, Compensation and Nominating Committee	Nuclear, Environmental and Safety Committee
Gail Koziara Boudreaux(2)	X			X
Fredric W. Corrigan			X	X
Richard K. Davis		*		X
Albert F. Moreno	*	X
Christopher J. Policinski			X	X
A. Patricia Sampson	X		X
James J. Sheppard		X		X
David A. Westerlund		X	*
Kim Williams	X	X
Timothy V. Wolf	X			*

*	Committee Chair

(1)	The Board has determined that each of the directors named in this table is independent, as defined in the listing standards of the New York Stock Exchange.

(2)	Ms. Boudreaux was elected to the Board on March 1, 2012.

The Governance, Compensation and Nominating Committee recommends to the Board the directors to chair these committees. The roles and responsibilities of these committees are defined in the committee charters adopted by the Board and provide for oversight of executive management. The duties and responsibilities of all the Board committees are reviewed regularly and are outlined below.

Audit Committee

All members of the Audit Committee are independent, as defined in the listing standards of the New York Stock Exchange and SEC rules, and are financially literate in accordance with the listing standards of the New York Stock Exchange. The Board has determined that Mr. Timothy V. Wolf and Ms. Kim Williams meet the SEC’s definition of an audit committee financial expert.

Number of meetings in 2011: Six (6)

The functions of the Audit Committee include:

•

Oversight of our financial reporting process, including the integrity of our financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors;

•	Review of the annual audited financial statements and quarterly financial information with management and the independent auditors;

•	Appointment of independent auditors;

•

Review with management the Company’s major financial risk exposures and the steps management has taken to monitor and control the exposures, including the Company’s risk assessment and risk management guidelines and policies;

•	Review with the independent auditors of the scope and the planning of the annual audit;

•	Review of findings and recommendations of the independent auditors and management’s response to the recommendations of the independent auditors; and

•	Preparation of the Report of the Audit Committee included in this proxy statement.

Finance Committee

Number of meetings in 2011: Five (5)

The functions of the Finance Committee include:

•	Oversight of corporate capital structure and budgets;

•	Oversight of financial plans and dividend policies;

•	Recommendations as to dividends;

•	Oversight of insurance coverage and banking relationships;

•	Oversight of investor relations; and

•	Oversight of financial and operational risk management.

Governance, Compensation and Nominating Committee

Number of meetings in 2011: Six (6)

The functions of the Governance, Compensation and Nominating Committee include:

•	Determination of Board organization, selection of director nominees and setting of director compensation;

•	Evaluation of performance of the CEO and other senior officers;

•	Approval of executive officer compensation, including incentives and other benefits;

•	Establishment of corporate governance principles and procedures;

•	Review of corporate structure and policies with respect to human resource policies, corporate ethics, and long range workforce planning and strategy;

•	Oversight of compensation and governance related risks;

•	Review proxy disclosures regarding directors’ and executive officers’ compensation and benefits, including but not limited to the Compensation Discussion and Analysis; and

•	Preparation of the Report of the Compensation Committee included in this proxy statement.

Process Related to Executive Officer and Director Compensation

Under the terms of its charter, the Governance, Compensation and Nominating Committee of the Board of Directors has broad authority to develop and implement compensation policies and programs for executive officers and Board members. In particular the role or functions of the Governance, Compensation and Nominating Committee is to:

•

Review and approve corporate goals and objectives relevant to the compensation of the CEO and awards under the incentive compensation plans and equity-based plans, for executive and senior officers and report the results of such performance and compensation evaluations to the Board;

•	Evaluate the performance of the CEO in light of those corporate goals and objectives and set the compensation level for the CEO based on such evaluation and any other factors it deems appropriate;

•

Review and recommend to the Board the approval, adoption and amendment of all cash and equity-based incentive compensation plans in which any executive officer participates and other equity-based plans and administer such plans and any others that contemplate administration by the Governance, Compensation and Nominating Committee;

•	Review performance and approve salaries and other forms of compensation, including perquisites;

•	For executive and senior officers, approve short-term and long-term incentive awards and review corporate annual and long-term performance against goals;

•	Review severance and employment arrangements for senior officers; and

•	Review and recommend Board compensation plans.

The Governance, Compensation and Nominating Committee may in its discretion delegate all or a portion of its duties and responsibilities to a subcommittee.

The Governance, Compensation and Nominating Committee retained Pay Governance LLC as its independent, external compensation consultant for 2011. Pay Governance LLC is an independent consulting firm focused on delivering advisory services to compensation committees and does not perform any assignments that are not in support of the Governance, Compensation and Nominating Committee’s charter. We paid Pay Governance LLC $120,250 for executive officer and director compensation consulting services during 2011. At the Governance, Compensation and Nominating Committee’s direction, Pay Governance LLC provides an annual evaluation and analysis of trends in executive and director compensation and evaluates related compensation issues from time to time as directly requested by the Governance, Compensation and Nominating Committee. The Governance, Compensation and Nominating Committee in its discretion may direct the appointment of its independent, external compensation consultant at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

In its oversight of the Company’s executive compensation program, the Governance, Compensation and Nominating Committee worked with Pay Governance LLC, the CEO and the Chief Administrative Officer. The Governance, Compensation and Nominating Committee receives additional support from the Vice President and Corporate Secretary and the Senior Vice President and General Counsel. In 2011, the CEO and other officers provided recommendations with respect to:

•

The corporate performance objectives and goals other than goals relating to environmental leadership and safety strategies, on which awards of both annual and long-term incentive compensation are based;

•	Issues related to attracting, retaining or motivating executive officers; and

•	Information regarding financial performance, budgets and forecasts as they pertain to executive compensation.

The CEO and officers also provided recommendations to the Nuclear, Environmental and Safety (“Nuclear”) Committee with respect to safety and environmental leadership goals, which the Nuclear Committee considers and recommends, if appropriate, as goals. The Governance, Compensation and Nominating Committee considers this information with the advice of its independent compensation consultant and takes into account several factors, including but not limited to: the desire to align management interests with those of shareholders, customers and employees; the desire to link management pay to annual and long-term Company performance; and the need to attract and retain talent from both within and outside of the utility industry, all of which ultimately determines the executive compensation policies and programs.

The Governance, Compensation and Nominating Committee reviews tally sheets for each executive officer, which identify the components of each executive officer’s compensation and present in one document the entire compensation of the executive officers whether actually earned and received or in potential future amounts. The tally sheets are prepared by the Company with certain post-employment valuations provided by outside consultants. They present the value of each component of the executive officer’s compensation including total cash compensation, deferred compensation, perquisite allowances, existing but unvested equity awards, any retirement or other post employment benefits, and other potential compensation under applicable severance plans. Tally sheets are used in evaluating whether total executive compensation is competitive and accomplishes the goals of our executive compensation program. They are not used to determine any particular amount of compensation. Tally sheets are also used to make comparisons of executive officers for internal equity.

Nuclear, Environmental and Safety Committee

Number of meetings in 2011: Four (4)

The functions of the Nuclear, Environmental and Safety Committee include:

•	Oversight of nuclear strategy and operations, including the review of the results of reports and major inspections and evaluations;

•	Review of environmental strategy, compliance, performance issues and initiatives;

•	Review of material risks relating to our nuclear operations and our environmental and safety performance, including risks to the Company’s reputation; and

•	Review of safety performance, strategy and initiatives.

Directors’ Compensation

Only non-employee directors are compensated for their Board service. From January 1, 2011 through August 31, 2011, the director pay components were as follows:

•	$80,000 retainer for all non-employee directors;

•	$15,000 for the lead independent director;

•	$5,000 if serving as a chair of a Board committee, with the exception of the Audit Committee chair, who receives $10,000; and

•	$5,000 for members of the Audit Committee, other than the chair.

Effective September 1, 2011, the annual retainer associated with the lead director position and committee chairs and membership was increased to the following amounts:

•	$25,000 for the lead independent director;

•	$10,000 if serving as a chair of a Board committee, with the exception of the Audit Committee chair, who receives $15,000; and

•	$10,000 for members of the Audit Committee, other than the chair.

Directors receive 25% of the applicable annual retainer each quarter (pro-rated for partial service during the quarter). As discussed under “Director Deferred Compensation Plans,” directors may elect to defer all or a portion of their cash retainer into stock equivalent units.

Annual Equity Grant:

•

$120,000 of Xcel Energy common stock equivalent units are granted on the first business day following the annual shareholders meeting (which are prorated for directors who serve part of the one-year term and granted upon their commencement of service), which are payable upon the director’s disability or termination of service.

Xcel Energy does not pay meeting fees for a director’s participation in Board or committee meetings. In addition, the Company does not offer retirement benefits for its current directors. The amount of compensation each current and former director received in 2011, including deferred amounts, is shown in the table below.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Gail Koziara Boudreaux(3)	—	—	—
Fredric W. Corrigan	98,315	120,000	218,315
Richard K. Davis	86,658	120,000	206,658
Albert F. Moreno	91,658	120,000	211,658
Christopher J. Policinski	—	216,000	216,000
A. Patricia Sampson	75,392	133,519	208,911
James J. Sheppard	—	226,311	226,311
David A. Westerlund	—	223,989	223,989
Kim Williams	—	223,989	223,989
Timothy V. Wolf	92,065	120,000	212,065

(1)	Represents cash payments of annual retainer and additional retainers for service as lead independent director, committee chairs or Audit Committee members, including amounts deferred under our Non-Employee Directors Deferred Compensation Plan.

(2)

Amounts in this column represent the aggregate grant date fair value of the deferred stock units granted to directors in fiscal 2011 as computed in accordance with FASB ASC Topic 718 Compensation — Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2011 Annual Report on Form 10-K. Directors receive stock equivalent units for their annual equity grant and if they elect to defer their cash retainers into stock equivalent units. Stock equivalent units are only payable as a distribution of whole shares of the Company’s common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. As of December 31, 2011, the number of stock equivalent units owned by our current directors were as follows: Ms. Boudreaux: no units; Mr. Corrigan: 29,204.842 units; Mr. Davis: 29,204.842 units; Mr. Moreno: 103,818.621 units; Mr. Policinski: 21,661.717 units;

Ms. Sampson: 86,681.052 units; Mr. Sheppard: 9,223.495 units; Mr. Westerlund: 51,426.609 units; Ms. Williams: 22,294.518 units; and Mr. Wolf: 25,710.338 units.

(3)	Ms. Boudreaux was appointed to the Board on March 1, 2012, and therefore received no compensation for 2011.

Stock Equivalent Plan

We have a Stock Equivalent Plan for Non-Employee Directors (the “SEP”) to more closely align directors’ interests with those of our shareholders. Under the SEP, directors receive an annual award of stock equivalent units on the first business day following the annual shareholders meeting for the following year of service, with each unit having a value equal to one share of our common stock. Stock equivalent units cannot be voted by a director and are only payable as a distribution of whole shares of the Company’s common stock upon a director’s death, disability or termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. Additional stock equivalent units are accumulated upon the payment of, and at the same value as, dividends declared on our common stock. The SEP is intended to comply with Section 409A of the Internal Revenue Code. As such, directors can elect to receive payouts from the SEP either in January of the year following their separation from service or within 90 days of such event.

On May 19, 2011, each outside director of the Company received an award of 4,765.687 stock equivalent units under this plan representing approximately $120,000 in cash value; these amounts are reflected in the “Stock Awards” column in the Director Compensation Table above. Additional stock equivalent units were accumulated during 2011 as dividends were paid on our common stock. The number of stock equivalent units for each outside director that have accumulated during their tenure of Board service is listed in the Beneficial Ownership Table on page 37.

Directors Deferred Compensation Plans

Directors are able to defer director fees until after retirement from the Board or separation from service as a director. Under our SEP, directors who elect to defer compensation into stock equivalent units receive a premium of 20% of the compensation that was deferred. The terms of the SEP are discussed above.

Director Stock Ownership Guidelines

Outside directors are subject to stock ownership guidelines, which establish a target level ownership of Xcel Energy common stock or common stock equivalents of seven times their annual cash retainer. Directors are expected to meet this guideline within five years of becoming a director. All directors whose stock ownership target date was on or before December 31, 2011 have met the guideline.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Nominees, Classification and Voting

The Board of Directors has set the size of the Board at 11 directors. Each director serves a one-year term, with all directors subject to annual election.

The following 11 individuals are the nominees to be elected to serve until the 2012 Annual Meeting and until their successors are elected: Gail Koziara Boudreaux, Fredric W. Corrigan, Richard K. Davis, Benjamin G.S. Fowke III, Albert F. Moreno, Christopher J. Policinski, A. Patricia Sampson, James J. Sheppard, David A. Westerlund, Kim Williams and Timothy V. Wolf. Each of the nominees is a current director. The persons named as proxies intend to vote the proxies for the election of the foregoing nominees to the Board. If any of the nominees should be unavailable to serve as a director by an event that is not anticipated, the persons named as proxies reserve full discretion to vote “FOR” any other persons who may be recommended by the Governance, Compensation and Nominating Committee and nominated by the Board.

The election of each director shall be decided by majority vote unless cumulative voting is in effect. This means that, to be elected, a nominee must receive more votes “FOR” his or her election than the votes cast “AGAINST” his or her election. If cumulative voting is in effect, you would be entitled to a number of votes equal to the number of votes entitled to be cast with respect to the shares held by you multiplied by the number of directors to be elected. If cumulative voting is in effect, you may cast all your votes “FOR” one nominee or distribute your votes “FOR” any number of nominees. With respect to the election of the nominated directors, the persons named as proxies reserve the right to cumulate votes represented by proxies which they receive and to distribute such votes among one or more of the nominees at their discretion.

Information as to Nominees

The nominees, their ages, principal occupations or positions, qualifications that the Board believes each has to serve as a director of the Company, experience and the years first elected as a director of the Company, if applicable, are shown on the following pages.

None of the nominees are related to each other or to any other nominee or to any executive officer of the Company or its subsidiaries by blood, marriage or adoption.

Except for Mr. Fowke, no nominee has been an employee of the Company within the past five years.

The Board of Directors recommends a vote “FOR” the election to the Board of each of the following nominees. Proxies solicited by the Board of Directors will be voted “FOR” each of the nominees, unless a different vote is specified.

Gail Koziara Boudreaux Age:	51
Director Since:	2012
Principal Occupation:	CEO of UnitedHealthcare and Executive Vice President of UnitedHealth Group
Public Company Directorships:	Genzyme Corporation (2004-2011)

Ms. Boudreaux has served as the CEO of UnitedHealthcare since January 2011 and also as the Executive Vice President of UnitedHealth Group since May 2008. Ms. Boudreaux previously served as President of UnitedHealthcare from May 2008 to January 2011. From 2005 to 2008, she served as the Executive Vice President, External Operations for Healthcare Services Corporation which is comprised of Blue Cross and Blue Shield Plans in IL, TX, NM, and OK. Ms. Boudreaux has served as a director of several nonprofit, educational and healthcare organizations.

Ms. Boudreaux’s experience as an Executive Vice President and CEO of a large, highly complex corporation demonstrates judgment, business acumen, integrity and experience in a comparable business organization. Ms. Boudreaux previously served as a director of another public company, Genzyme Corporation, which provided additional relevant business experience, particularly with respect to evaluation of corporate strategy as well as financial experience and expertise. In addition, Ms. Boudreaux’s experience as an Executive Vice President and CEO in a regulated industry demonstrates her ability to provide experience in management, governance, and financial issues similar to those faced by the Company.
Fredric W. Corrigan Age:	69
Director Since:	2006
Principal Occupation:	Retired CEO and President The Mosaic Company
Public Company Directorships:	Clearwater Paper Corporation (2009 to Present)

Mr. Corrigan was CEO and President of The Mosaic Company, a leading producer and marketer of concentrated phosphate and potash, two of the primary nutrients required to grow food crops from October 2004 to January 2007. Previously Mr. Corrigan was Executive Vice President of Cargill, Incorporated. Mr. Corrigan is a director at Clearwater Paper Corporation, a manufacturer of paperboard, consumer tissue and wood products. Mr. Corrigan has also served as a director of a private plant biotechnology company and on the boards of various nonprofit and civic organizations in the communities that we serve. Mr. Corrigan has served as the lead independent director on the Board since 2006.

Mr. Corrigan’s experience as CEO and President of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of another public company and an emerging technology company provide additional relevant business experience. Specifically, Mr. Corrigan also has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company.

Richard K. Davis Age:	54
Director Since:	2006
Principal Occupation:	Chairman, President and CEO U.S. Bancorp
Public Company Directorships	U.S. Bancorp (2006 to Present)

Mr. Davis has served as the Chairman, President and CEO of U.S. Bancorp, a multi-state financial holding company, since December 2007, and was its President and CEO from December 2006 to December 2007. U.S. Bancorp, which is headquartered in Minneapolis, Minnesota, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States, which provides banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Mr. Davis also serves as the director of a number of nonprofit and educational institutions in the communities that we serve. Mr. Davis serves as the Chairman of our Finance Committee.

Mr. Davis’ experience as Chairman, President and CEO of a prominent financial institution demonstrates judgment, business acumen, integrity and experience in a business of comparable size. His service as a director of nonprofit and educational institutions provides additional relevant experience in many of the communities the Company serves. Mr. Davis has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy.

Benjamin G.S. Fowke III Age:	53
Director Since:	2009
Principal Occupation:	Chairman of the Board, President and Chief Executive Officer, Xcel Energy Inc.
Public Company Directorships:	None

Mr. Fowke is the Chairman, President and Chief Executive Officer of Xcel Energy Inc. Before assuming his current responsibilities, Mr. Fowke held a variety of executive positions at the Company, including President and Chief Operating Officer (August 2009 to August 2011), Executive Vice President (December 2008 to August 2009), and Vice President (November 2002 to December 2008) and CFO (October 2003 to August 2009), Treasurer (October 2003 to May 2004 of Xcel Energy Inc. and Vice President and CFO of Energy Markets (August 2000 to November 2002), where he was responsible for the financial operations of the Company’s commodities trading and marketing business unit. Prior to the 2000 merger of Northern States Power Co. and New Century Energies to form Xcel Energy Inc., he was a Vice President in the NCE Retail business unit. Mr. Fowke served ten years with FPL Group, Inc., where he held various management positions. Mr. Fowke currently serves on the boards of a number of industry groups, including the American Gas Association, Energy Insurance Mutual, Nuclear Energy Institute, Electric Power Research Institute; Edison Electric Institute, and the Institute for Energy Efficiency. Mr. Fowke also serves on a number of educational and nonprofit boards in the communities that we serve.

Mr. Fowke’s extensive experience with Xcel Energy, as CEO, Chief Operating Officer and Chief Financial Officer, demonstrates judgment, business acumen and integrity. Mr. Fowke has experience with the strategic, commercial and financial issues faced by the Company. He has experience with the operations of the Company and extensive knowledge and experience in the utility industry and knowledge of financial markets. His service as a director of nonprofit institutions and industry organizations provides additional relevant experience in management and governance and developments in the utility industry.

Albert F. Moreno Age:	68
Director Since:	1999
Principal Occupation:	Retired Senior Vice President and General Counsel Levi Strauss & Co.
Public Company Directorships:	None

Mr. Moreno served as the Vice President and General Counsel of Levi Strauss & Co, a brand name apparel manufacturer headquartered in San Francisco, California, from 1996 to 2005. Levi Strauss & Co. has sales in over 110 countries and employs approximately 10,000 employees world-wide. Mr. Moreno has also served on a number of philanthropic and educational boards. Mr. Moreno serves as the Chairman of our Audit Committee.

Mr. Moreno’s experience as Vice President and General Counsel of a multinational corporation demonstrates leadership in business and law. His service as a director of nonprofit institutions provides additional relevant experience in management, governance and an understanding of the importance of diversity. Mr. Moreno has experience with strategic, commercial, legal, regulatory and compliance issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of legal and regulatory issues, which is important given the legal and regulatory framework in which the Company operates.
Christopher J. Policinski Age:	53
Director Since:	2009
Principal Occupation:	President and CEO Land O’Lakes, Inc.
Public Company Directorships:	Land O’Lakes, Inc. (2005 to present)

Mr. Policinski has served as President and CEO of Land O’Lakes, Inc. since October 2005. Previously, he held senior leadership positions at Land O’Lakes, Inc. and The Pillsbury Company. Land O’Lakes, Inc., the third-largest cooperative in the United States, provides agricultural supplies and production and business services to member cooperatives and markets dairy-based food products for consumers, foodservice professionals and food manufacturers. Land O’Lakes employs approximately 9,000 people and does business in more than 50 countries and is headquartered in Minneapolis, Minnesota. Mr. Policinski also serves as a director of a number of nonprofit and educational institutions in the communities that we serve and of trade industry groups.

Mr. Policinski’s experience as President and CEO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Mr. Policinski has experience with strategic, commercial, environmental and safety issues similar to those faced by the Company. His service as a director of nonprofit institutions and trade industry groups provides additional relevant experience in management and governance. His service as a director of nonprofit institutions also provides experience in the communities the Company serves.

A. Patricia Sampson Age:	63
Director Since:	1985
Principal Occupation:	CEO, President and Owner The Sampson Group, Inc.
Public Company Directorships:	None

Ms. Sampson has served as the CEO, President and Owner of the Sampson Group, a management development and strategic planning business, headquartered in Minneapolis, Minnesota, since 1996. Ms. Sampson has served on the boards of a number of religious and philanthropic organizations. She formerly served as the CEO of the Minneapolis chapter of the American Red Cross.

Ms. Sampson’s experience demonstrates leadership in business and public service. Ms. Sampson’s experience as CEO and President of a consulting firm and the regional chapter of the American Red Cross demonstrates judgment, business acumen and integrity. Ms. Sampson’s experience in public service and in the ministry provides perspective on issues of importance to the Company’s shareholders, including ethics and business conduct; talent acquisition, retention and development, diversity, and social responsibility.
James J. Sheppard Age:	63
Director since:	2011
Principal Occupation:	Independent Consultant; Former Senior Vice President and Chief Nuclear Officer, Southern California Edison
Public Company Directorships:	None

Mr. Sheppard served as the Senior Vice President and Chief Nuclear Officer of Southern California Edison, an electric utility from September 2010 to December 2010. Prior to that position, Mr. Sheppard was Chairman, President and CEO of STP Nuclear Operating Company from 2003 to 2009. He is currently a self-employed independent consultant and held a similar position in 2010. From 1993 to 2009, Mr. Sheppard held several senior positions with the South Texas Project nuclear power plant, including Chairman, President and CEO from 2003 to 2009 of the STP Nuclear Operating Company, which operates the facility for its three owners.

Mr. Sheppard’s experience demonstrates leadership and experience in the electric utility and, in particular, the nuclear generation industry. Mr. Sheppard’s experience as President and CEO of a nuclear operating company demonstrates judgment, business acumen, integrity, and experience in a business with similar nuclear operations. Specifically, Mr. Sheppard’s experience as a Chief Nuclear Officer demonstrates his ability to provide oversight, technical expertise and judgment in strategic matters involving nuclear power operations.

David A. Westerlund Age:	61
Director Since:	2007
Principal Occupation:	Retired Executive Vice President, Administration and Corporate Secretary of Ball Corporation
Public Company Directorships:	None

Mr. Westerlund served as the Executive Vice President, Administration, and Corporate Secretary of Ball Corporation, a supplier of metal packaging for beverage, food and household products, and of aerospace and other technologies and services, from 2006 to 2011 and held a similar position from 2002 to 2006. Ball Corporation employs more than 14,500 people in more than 90 locations worldwide and is headquartered in Broomfield, Colorado. Mr. Westerlund has also served on the boards of community and healthcare organizations. Mr. Westerlund serves as the Chairman of our Governance, Compensation and Nominating Committee.

Mr. Westerlund’s experience as Executive Vice President, Administration, and Corporate Secretary of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. In this role, he was responsible for human resources, compensation and benefits at Ball Corporation, which provides important experience on the important issues of talent acquisition, retention and development. He was also responsible for environmental health and safety, corporate compliance, security and real estate activities at Ball Corporation from which he developed extensive experience and knowledge of compliance and corporate governance issues, which is important given the regulatory framework in which the Company operates.
Kim Williams Age:	56
Director Since:	2009
Principal Occupation:	Retired partner at Wellington Management Company LLP
Public Company Directorships:	Weyerhaeuser Corporation (2006 to Present); E.W. Scripps Co. (2008 to Present)

Ms. Williams was a partner at Wellington Management Company, LLP, from 1995 until her retirement in 2005. Wellington Management manages investment of assets for institutional investors in over 40 countries, including public funds, central banks, insurance entities, endowments, foundations, mutual fund sponsors, retirement plan sponsors. Previously she held leadership positions at Loomis, Sayles & Co., Inc. and Imperial Chemical Industries (ICI) Pension Fund. Ms. Williams has also served as a director at a non-public investment firm providing capital and management oversight to emerging market microfinance institutions and as a director on a number of educational and nonprofit boards.

Ms. William’s experience as a partner with a large investment management firm demonstrates judgment, business and financial acumen, integrity and experience in evaluating businesses. Ms. Williams serves as a director and member of the Audit Committee of two other public companies, which provides additional relevant business experience, particularly with respect to evaluation of corporate strategy, financial experience and expertise and experience in corporate governance. In her role as a director of other public companies, Ms. Williams has experience with strategic, commercial, financial and safety issues similar to those faced by the Company. Her service as a director of nonprofit institutions provides additional relevant experience in management, governance, finance and an understanding of the importance of diversity.

Timothy V. Wolf Age:	58
Director Since:	2007
Principal Occupation:	President, Wolf Interests, Inc.
Public Company Directorships:	Borders Group, Inc. (2009 to 2011)

Mr. Wolf has served as the President of Wolf Interests, Inc. since June 2010. Mr. Wolf previously served as the Chief Integration Officer of MillerCoors Brewing Company LLC, from 2008 to June 2010. Mr. Wolf also has served as Vice President and Global Chief Financial Officer of Molson Coors Brewing Company from 2005 to 2008 and held a similar position with Adolph Coors Company from 1995 to 2005. Mr. Wolf has served as a director of several nonprofit and educational organizations. Mr. Wolf serves as the Chairman of our Nuclear, Environmental and Safety Committee.

Mr. Wolf’s experience as a Vice President and CFO of a multinational corporation demonstrates judgment, business acumen, integrity and experience in a business of comparable size. Mr. Wolf has experience with strategic, commercial and financial issues similar to those faced by the Company. In particular, he has extensive experience and knowledge of financial markets, which is important given the Company’s need to access these markets to support its corporate strategy. His service as a director of nonprofit institutions also provides relevant experience in management and governance.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

XCEL ENERGY INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the accounts of the Company for the fiscal year ending December 31, 2012. Deloitte & Touche LLP was originally selected by the Board, upon the recommendation of the Audit Committee, as independent registered public accounting firm effective March 27, 2002.

While the Audit Committee is responsible for the appointment, retention, termination and oversight of the Company’s principal independent accountants, the Audit Committee and the Board are requesting, as a matter of policy, that shareholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another auditor. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the total voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

The Board of Directors, upon recommendation of the Audit Committee, recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be voted “FOR” the ratification of the appointment, unless a different vote is specified.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

The Board is seeking shareholder approval of an amendment to our Restated Articles of Incorporation that, if approved, will eliminate cumulative voting in the election of directors. The Board believes that cumulative voting is philosophically incompatible with the Company’s existing majority-vote standard used in uncontested elections of directors because cumulative voting advantages shareholders with large holdings (in that it enables individual large shareholders or small groups of large shareholders with less than a majority of the shares to cumulate their votes to elect specific directors), while majority voting seeks to ensure that directors are supported by the majority of all shareholders, both large and small. This is especially true in a widely held company like Xcel Energy where there is no controlling shareholder. The Board is submitting this proposal again this year because although approximately 70% of the shares present and entitled to vote on the proposal at the 2011 annual meeting voted in favor of it, the proposal did not receive the approval of all series of preferred stock as required by Minnesota law.

Under cumulative voting, a shareholder is entitled to cast a number of votes equal to the number of votes the shareholder would otherwise be entitled to cast, multiplied by the number of directors to be elected. The votes may be cast for the election of one nominee or may be distributed among as many nominees as desired. To illustrate, if a shareholder owns 100 shares of common stock and 10 directors are to be elected, then that shareholder can cast up to 1,000 votes and distribute those votes among one or more candidates. By aggregating votes and casting them for a single individual rather than casting a vote with respect to each nominee, shareholders holding substantially less than a majority of the voting shares may be able to elect one or more directors in a contested election.

The Board believes that amending our Restated Articles of Incorporation to eliminate cumulative voting is in our shareholders’ long-term best interests because the Board believes that each director should represent the interests of all shareholders, rather than a minority shareholder or special constituency. We believe that the current majority-vote standard used in uncontested elections of directors and the elimination of cumulative voting for directors are consistent with the Company’s desire to maintain a close alignment of shareholder interests and Board accountability. Moreover, in our view, cumulative voting combined with a majority vote standard is incompatible because it creates the potential for confusion and undetermined outcomes.

Currently, Article V, Section 5.c. of our Restated Articles of Incorporation, states:

“The holders of shares of stock of any class entitled to vote at a meeting for the election of directors shall have the right to cumulate their votes at such election in the manner provided by the Minnesota Business Corporation Act.”

If this Proposal No. 3 is approved, then that section will read as follows:

“No shareholder of the Corporation shall have any cumulative voting rights.”

If this Proposal No. 3 is not approved, then the amendment reflected by this Proposal No. 3 will not be made and our Restated Articles of Incorporation will retain the current provisions governing cumulative voting in the election of directors, even if the restatement of our Restated Articles of Incorporation under Proposal No. 4 is approved.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required for the adoption of the amendment to eliminate cumulative voting from our Restated Articles of Incorporation.

The Board of Directors recommends that shareholders vote “FOR” the amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors. Proxies solicited by the Board of Directors will be voted “FOR” this amendment, unless a different vote is specified.

PROPOSAL NO. 4

APPROVAL OF OTHER AMENDMENTS TO, AND THE RESTATEMENT OF, OUR RESTATED ARTICLES OF INCORPORATION

In addition to the proposed amendment to our Restated Articles of Incorporation described in Proposal No. 3, the Board recommends shareholder approval of certain other amendments to our Restated Articles of Incorporation and the restatement of our Restated Articles of Incorporation. The amendments requiring shareholder approval consist of the following:

•	Eliminating the specific terms of our preferred stock because there are no longer any issued and outstanding shares of preferred stock; and

•	Providing for certain stylistic, clarifying and conforming changes.

In addition, restating our Restated Articles of Incorporation will allow for the integration of all amendments approved by shareholders at the Annual Meeting into one document, including, if Proposal No. 3 is approved, the amendment to eliminate cumulative voting in the election of directors. The proposed amendments are reflected in the marked copy of the proposed form of our Restated Articles of Incorporation, as amended and restated if this Proposal No. 4 is approved, attached to this proxy statement as Exhibit A.

None of the proposed amendments in this Proposal No. 4 would change the Company’s authorized capital stock, indemnification of officers and directors, or limitation-of-liability provisions, and none of the amendments in this Proposal No. 4 would adversely affect the rights or preferences of our shareholders. Our Board will continue to have the authority to issue new series of preferred stock and to fix the relative rights and preferences of any such series.

If this Proposal No. 4 is not approved, then the amendments reflected by this Proposal will not be made.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required for the adoption of these amendments to, and the restatement of, our Restated Articles of Incorporation.

The Board of Directors recommends that shareholders vote “FOR” the amendments included in this Proposal No. 4 and the restatement of our Restated Articles of Incorporation. Proxies solicited by the Board of Directors will be voted “FOR” these amendments to, and the restatement of, our Restated Articles of Incorporation, unless a different vote is specified.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2012 proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Company’s goal for its executive compensation program is to align and motivate executive leadership’s interests with those of our shareholders, customers and employees. The Company believes that its executive compensation program satisfies this goal and is strongly aligned with the long-term interests of its shareholders. The Company’s total annual shareholder return over the prior one- and three-year periods was 22.3% and 70.9%, respectively, which are above the industry medians, and we achieved 6.8% growth in our earnings per share from continuing operations, diluted (“EPS”), from 2010 to 2011. Dividends grew at a compounded average growth rate of 3.0% and 3.1%, respectively, for the one- and three-year periods ended December. 31, 2011. Shares of Xcel Energy common stock grew at a compounded average growth rate of 17.4% and 14.2%, respectively, for the one- and three-year periods ended December 31, 2011.

The Compensation Discussion and Analysis, beginning on page 39 of this proxy statement, describes the Company’s executive compensation program and the decisions made by the Governance, Compensation and Nominating Committee in 2011 in more detail. Highlights of the program include the following:

•	In designing our executive compensation program, we look at the utility industry median for all elements of compensation.

•

Executive compensation is focused on performance. The executive compensation mix is designed so that annual and long-term incentives are entirely based on our performance and are designed to comprise more than 50% of the named executive officers’ targeted compensation.

•

Annual and long-term incentives are based on strategic, operating, and financial results, and include measures such as earnings per share growth, environmental and safety goals, and total shareholder return. In addition to the financial results described above, results from 2011 on these measures include:

•	We reduced our OSHA Recordable Incident Rate by 11.6% from 2010 to 2011, lowering the rate to 1.68 in 2011 from 1.90 in 2010.

•

We were a leader in demand side management programs, assisting customers with savings in gigawatt hours and earning $71 million of incentives in 2011, and achieving 822 gigawatts in savings from customer energy efficiency programs.

•	We added over 700 megawatts of renewable energy to the system and completed several technology projects, including a solar battery storage and Chairman’s Fund electric vehicle demonstration.

•	We achieved a high residential customer satisfaction rating, noting positive results of 93%.

•

In 2011, we eliminated the tax gross-up benefit under our Senior Executive Severance Policy for new Policy participants and current participants whose benefit levels change after the date of the amendment to the Policy.

•	We have a stock ownership policy, which requires our executive leadership to have significant ownership in the Company and maintain a focus on the long-term value proposition of our Company.

•	We have no employment agreements with our executive officers.

•	We provide limited perquisites to our executive officers.

•

We have a clawback policy in place that provides the Company the right to recover certain payments made to executives. We may recover annual and long-term incentive awards from an executive who is terminated from Xcel Energy for fraud or misconduct resulting in a restatement of Xcel Energy’s earnings or financial statements or, for more recent awards, in the event the employee is terminated for fraud or misconduct.

As an advisory vote, this proposal is not binding upon the Company. However, the Governance, Compensation and Nominating Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

The Board of Directors will consider shareholders to have approved our executive compensation if the shares voted “FOR” the proposal exceed the shares voted “AGAINST.” Abstentions and broker non-votes will have no effect on this matter.

The Board of Directors recommends that shareholders vote “FOR” the approval of Proposal No. 5. Proxies solicited by the Board of Directors will be voted “FOR” Proposal No. 5, unless a different vote is specified.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL ON THE SEPARATION OF THE ROLE OF THE

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

The Massachusetts Laborer’s Pension Fund, 14 New England Executive Park, Suite 200, Burlington, MA 01803, which held 8,230 shares on November 15, 2011, intends to submit a resolution to shareholders for approval at the Annual Meeting. The proponent’s resolution and supporting statement are printed below.

Resolution

RESOLVED: That the stockholders of Xcel Energy, Inc. [sic] (“Xcel” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the board’s chairman should be an independent director who has not previously served as an executive officer of Xcel. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently Mr. Benjamin Fowke III is both Xcel’s Chairman of the Board and CEO. We believe that the practice of combining the two positions may not adequately protect shareholders.

We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside director, even one with a robust set of duties, as not adequate to fulfill [sic] these functions.

A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough”; “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” In 2009 the Milstein Center at Yale School of Management issued a report, endorsed by a number of investors and board members that recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report: “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

We believe that the recent economic crisis demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

THE XCEL ENERGY BOARD UNANIMOUSLY

RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

The Board believes that the decision as to who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined or separated, is the proper responsibility of the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company, and to judge how the capabilities of the Company’s directors and executives can be most effectively organized to meet those needs. The Board believes that maintaining flexibility to decide the appropriate leadership structure of the Board is consistent with effective governance and best serves the shareholders’ interests, and that the proposal would deprive the Board of its ability to govern the Company in the manner it deems most effective.

The Xcel Energy Board of Directors is committed to effective and independent oversight of management and effective corporate governance, and believes that given the unique nature of the regulated utility industry, a combined position of Chairman and CEO best serves the Company and its shareholders, as further outlined below:

A combined position of Chairman and CEO provides the most effective leadership structure for the Company

The Board believes that the most effective leadership structure for Xcel Energy at the present time, given the unique nature of the regulated utility industry, is for Mr. Fowke to serve as both Chairman and CEO. Mr. Fowke has extensive knowledge and experience of the regulated utility industry, which is unique in that it is a fully price-regulated industry. His thorough understanding of the challenges facing the industry and of the different perspectives that are necessary in balancing various stakeholder interests is important at both the management and Board level, as most independent directors are most familiar with lighter forms of regulation. Given the importance of the role of the Board Chairman and the unique characteristics of the regulated utility industry, the Board believes that our shareholders are best served by having Mr. Fowke serve in a combined role of Chairman and CEO.

The Board provides independent oversight of management

The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. The strength of our corporate governance structure is such that the combination of the roles of Chairman and CEO does not limit the Board’s oversight of the CEO.

•	The Board currently has ten independent, non-employee directors among its eleven members.

•	All committees of the Board (Audit, Finance, Governance, Compensation and Nominating and Nuclear, Environmental and Safety) are composed entirely of independent, non-employee directors.

•

The Committee Chairs, all of whom are independent, review and approve the agendas and materials for their committee meetings. At each regularly scheduled Board meeting, the independent directors have an opportunity to meet in executive session with no members of management present and may discuss any matter they deem appropriate, including evaluation of the CEO and other senior officers. The Lead Independent Director presides at all executive sessions.

Annual election of Lead Independent Director since 2006

The independent directors elect a Lead Independent Director by and from the independent directors generally for a one-year term. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year, but no more than four years. The designated responsibilities of the Lead Independent Director are to:

•	Preside at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;

•	Serve as a liaison between the Chair and the independent directors, maintain regular communications with the independent directors and focus director communication on critical issues;

•	Approve the agenda for the Board and, with the Chair, approve all materials provided to the directors;

•	Approve meeting schedules to ensure sufficient time is provided for discussion of agenda items;

•	Call meetings of the independent directors, as necessary;

•	Consult and communicate with major shareholders, if requested;

•	Manage evaluation of Board performance;

•	Chair executive sessions of the Board; and

•	Develop and maintain a process for Chief Executive Officer Succession planning with the Governance, Compensation and Nominating Committee.

Xcel Energy has strong and effective corporate governance and Board communication practices

•

The existing mechanisms outlined in our Guidelines on Corporate Governance and the Board Committee Charters provide multiple layers of independent discussion and evaluation of, and communication with, senior management.

•	All Guidelines and Charters are posted on our corporate website at www.xcelenergy.com to provide a transparent view as to how the Board works.

•	The Company enables shareholders to communicate directly with our directors by mail and e-mail.

Xcel Energy has been meeting its financial objectives with the current combined role of the Chairman and CEO

While having a combined role of Chairman and CEO, Xcel Energy has had strong financial performance as discussed on pages 39 and 40 and elsewhere in this proxy statement. We have delivered on our financial objectives on a consistent basis while having a combined role, and delivered a cumulative total return to shareholders that exceeded our peer group of the EEI-Investor Owned Electrics and the S&P 500 Index for the five-year period ending December 2011.

Vote Required

The affirmative vote of a majority of the voting power of the shares present or by proxy and entitled to vote at the Annual Meeting will be required for the approval of this proposal.

The Board of Directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a shareholder has indicated otherwise in voting the proxy.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

Share Ownership of Directors and Officers

The following table sets forth information concerning beneficial ownership of our common stock as of March 16, 2012 for: (a) each director and nominee for director; (b) the executive officers set forth in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individual directors or officers or the nominees for director listed in the Beneficial Ownership Table below beneficially owned more than 1% of Xcel Energy’s common stock. The directors and executive officers as a group beneficially owned less than 1% of our common stock on March 16, 2012.

Name and Principal Position of Beneficial Owner	Common Stock(1)	Restricted Stock	Total Shares Beneficially Owned	Stock Equivalents(2)
Gail Koziara Boudreaux	—	—	—	951
Director
Fredric W. Corrigan	20,000	—	20,000	29,490
Director
Richard K. Davis	7,697	—	7,697	29,490
Director
Albert F. Moreno	2,325	—	2,325	104,833
Director
Christopher J. Policinski	2,000	—	2,000	21,865
Director
A. Patricia Sampson	2,025	—	2,025	87,526
Director
James J. Sheppard	1,000	—	1,000	9,305
Director
David A. Westerlund	7,750	—	7,750	51,919
Director
Kim Williams	1,101	—	1,101	22,503
Director
Timothy V. Wolf	300	—	300	25,961
Director
Benjamin G.S. Fowke III	164,250	28,203	192,454	7,870
Chairman, President and Chief Executive Officer
Teresa S. Madden	62,041	1,063	63,104	10,674
Senior Vice President and Chief Financial Officer
David M. Sparby	104,565	2,189	106,754	—
Senior Vice President, Group President
Michael C. Connelly	114,402	6,624	121,027	2,035
Senior Vice President, Strategy and Planning
Kent T. Larson	24,401	3,837	28,238	539
Senior Vice President, Operations
Marvin E. McDaniel, Jr.	48,673	2708	51,381	936
Senior Vice President and Chief Administrative Officer
Richard C. Kelly(3)(4)	279,905	—	279,905	—
Former Chairman and CEO
Directors and Executive Officers as a group (26 persons)	921,285	58,802	980,087	412,603

(1)	At March 16, 2012, the closing price of Xcel Energy common stock on the New York Stock Exchange was $ .

(2)	Common stock equivalents represent (i) the share equivalents of Xcel Energy common stock held under Xcel Energy’s deferred compensation plan as of March 16, 2012, and (ii) stock equivalent units held under the directors’ stock equivalent plan.

(3)	Mr. Kelly’s wife owns 408 of these shares and 4,497 of these shares are held in a trust for which Mr. Kelly serves as trustee. Mr. Kelly disclaims beneficial ownership of these shares.

(4)	These are Mr. Kelly’s holdings as of February 10, 2012.

Largest Owners of Xcel Energy’s Shares

The table below sets forth certain information as to each person or entity known to us to be the beneficial owner of more than 5% of our common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	24,575,204	(1)	5.1%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	24,545,553	(1)	5.06%

(1)	State Street Corporation reported its beneficial ownership on a Schedule 13G filed with the SEC on February 9, 2012. The filing indicates that as of December 31, 2011, State Street Corporation had sole voting power for 0 shares, shared voting power for 24,575,204 shares, sole dispositive power for 0 shares and shared dispositive power for 24,575,204 shares.

(2)	BlackRock Inc. reported its beneficial ownership on a Schedule 13G filed with the SEC on February 9, 2012. The filing indicates that as of December 30, 2011, BlackRock Inc. had sole voting power for 24,545,553 shares, shared voting power for 0 shares, sole dispositive power for 24,545,553 shares and shared dispositive power for 0 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and officers to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report may have failed to do so in a timely manner. Other than discussed below, we believe that during 2011, all of our officers and our directors subject to such reporting obligations have satisfied all Section 16(a) filing requirements. Due to an administrative error by the Company, Mr. James J. Sheppard filed one Form 4 two days late relating to the acquisition of shares in connection with shares awarded under the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy Inc. Mr. Dennis Koehl, Mr. Kent Larson, Mr. R. Roy Palmer, Mr. Jeffrey Savage and Mr. Scott Wilensky each filed an amended Form 3 in October 2011 to include and electronically submit the related power of attorney which had been inadvertently omitted from each of their initial Form 3 filings which were filed timely in September 2011. In making this statement, we have relied upon examinations of the copies of Forms 3, 4 and 5 and the written representations of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Business

Xcel Energy Inc. is a holding company with subsidiaries engaged primarily in the utility business. In 2011, Xcel Energy’s continuing operations included the activity of our four (4) wholly owned utility subsidiaries:

•	Northern States Power Company, a Minnesota corporation;

•	Northern States Power Company, a Wisconsin corporation;

•	Public Service Company of Colorado; and

•	Southwestern Public Service Company.

These utilities serve electric and natural gas customers in portions of Colorado, Michigan, Minnesota, New Mexico, North Dakota, South Dakota, Texas and Wisconsin. Along with WYCO Development LLC, a joint venture formed with Colorado Interstate Gas Company to develop and lease natural gas pipeline, storage, and compression facilities, and WestGas InterState Inc., an interstate natural gas pipeline company, these companies comprise our continuing regulated utility operations.

Our Strategy

We are focused on providing clean, safe and reliable electric and gas service at a reasonable cost through our utility operations. We promote advancements in technology that will lower operational and financial risks. Our strategy is designed to meet environmental regulatory requirements, meet customer expectations around utility service value and simultaneously create shareholder value. We are a responsible environmental leader and have a highly effective environmental compliance program and record. We are well positioned to meet the challenges of potential future environmental regulation, including climate change, and comply with the renewable energy mandates.

Even though Xcel Energy ultimately manages its business based on revenue streams provided by electric and natural gas, our strategy and our operations are customized by jurisdiction. By taking a jurisdictional focus, we operate each state and region as its own company to ensure that we meet the varying stakeholder interests that are unique to each of our jurisdictions, while maintaining certain integrated operations for efficiency. This has allowed us to customize our capital and investment strategy and take advantage of the regulatory framework created by policy makers in the states in which we operate. By executing our business strategy and investing in our core utility businesses, we optimize our earnings portfolio and the ability to earn a reasonable return in each individual jurisdiction.

Our consolidated financial goal is to deliver a 10 percent return to investors through long-term earnings per share growth and annual dividend increases.

2011 Business Highlights

Xcel Energy continued to deliver strong performance in 2011, meeting or exceeding all of our financial and operational goals. Listed below are some of our accomplishments and acknowledgements from 2011:

•	We achieved EPS growth of 6.8% from 2010 to 2011.

•

For the seventh consecutive year, we met or exceeded our earnings guidance. The following table shows our 2010 and 2011 earnings projections and compares the growth in actual earnings per share from continuing operations, diluted, from 2010 to 2011.

Year	Guidance	EPS Actual	% EPS Growth
2010	$1.55 - $1.65	$1.61	6.8%
2011	$1.65 - $1.75	$1.72

•	We increased the annual dividend 3.0%.

•	We reduced our OSHA Recordable Incident Rate by 11.6% from 2010 to 2011, lowering the rate to 1.68 in 2011 from 1.90 in 2010.

•

We were a leader in demand side management programs, assisting customers with savings in gigawatt hours and earning $71 million of incentives in 2011 and achieving 822 gigawatts in savings from customer energy efficiency programs.

•	We added over 700 megawatts of renewable energy to the system and completed several technology projects, including a solar battery storage and Chairman’s Fund electric vehicle demonstration.

•	We achieved a high residential customer satisfaction rating, noting positive results of 93%.

•	Our total annual shareholder return over the prior one-year period and three-year periods was 22.3% and 70.9%, respectively, placing us among the top performing companies within the utility industry.

•

Dividends grew at a compounded average growth rate of 3.0% and 3.1%, respectively, for the one- and three-year periods ended December. 31, 2011. Shares of Xcel Energy common stock grew at a compounded average growth rate of 17.4% and 14.2%, respectively, for the one- and three-year periods ended December. 31, 2011.

•

Ben Fowke, Chairman, President & CEO of Xcel Energy, has been recognized as one of the nation’s top trustworthy business thought leaders by a communications/reputation think tank, Trust Across America (TAA), according to a recent TAA news release. In addition, in December 2011, we were named as one of the Top Ten most trustworthy companies in the United States, placing No. 2 on the list, by TAA. The Trust Across America study independently analyzed over 200 data points with respect to five key corporate indicators of trustworthy business behavior: financial stability and strength, accounting conservativeness, corporate integrity, transparency, and sustainability.

•

Xcel Energy was named to Platts Top 250 Global Energy Companies Rankings for 2011, stating, “The Company distinguished itself through remarkable performance for the past year.” Platts ranks energy companies’ financial performance globally, regionally and by industry. This year, Xcel Energy earned a ranking of 124 on “overall global performance.” Platts also analyzed energy companies by nine industry classifications and three global regions. Xcel Energy ranked No. 11 in “multi-utilities in Americas,” No. 11 in “multi-utilities globally,” and top quartile in “overall performance in Americas.”

•

In May 2011, the Wisconsin Safety Council honored Xcel Energy as one of 15 companies to win the Wisconsin Corporate Safety Award, an award program designed to honor Wisconsin businesses for exemplary safety records and excellence in safety and health management.

•	In June 2011, the Metropolitan Economic Development Association (MEDA) named Xcel Energy as one of its 2010 “Corporations of the Year.” Xcel Energy was among 14 Minnesota companies that were original supporters of MEDA and have continued to provide support for 40 consecutive years. MEDA’s mission is to help entrepreneurs of color succeed and thrive.

•

In its annual report published in June, the Solar Electric Power Association (SEPA) designated Xcel Energy as one of the nation’s top ten electric utilities in the amount of solar power it added to its system per customer served in 2010. We were also moved from 14th to 5th place in SEPA’s overall rankings of utilities based on overall megawatt capacity.

•

In October 2011, Xcel Energy was recognized under the Chartwell Best Practices in Marketing and Customer Service awards. We received the Marketing award for our Brand Advertising campaign, a coordinated effort to promote energy efficiency and conservation as well as brand awareness. We also were recognized in Customer Service for “Most Effective Results” for our complaint-resolution program, which has dramatically reduced regulatory complaints in our various territories.

2011 Performance Results

Our corporate financial and operational goals are used as measures to determine awards under our variable pay programs. The following table summarizes our 2011 performance measures and results.

Pay Element	Performance Measure	2011 Measurement Cycle Results

Annual Incentive	2011 EPS range of $1.65 — $1.75, Environmental and Safety results	2011 EPS of $1.72, Environmental of 116% and Safety of 96%

Long-Term Incentive — Restricted Stock Unit Award	EPS Growth: Measurement made at the end of the fiscal year	EPS growth goal of 15% or greater achieved for 2009- 2011 and 2010-2011 measurement cycles

Long-Term Incentive — Restricted Stock Unit Award	Environmental Leadership: Measurement made at the end of the fiscal year	Achieved 10 of 12 Environmental Projects for the 2009-2011 cycle

Long-Term Incentive — Performance Shares Award	Total Shareholder Return (TSR) relative to organizations in the EEI Electrics Index measured cumulatively over a three-year period using overlapping cycles	TSR results were in the top 32nd percentile of peer organizations for the 2009- 2011 cycle

Leadership Changes

Benjamin G.S. Fowke III replaced Richard C. Kelly as Chairman, President & Chief Executive Officer when Mr. Kelly resigned as Chairman and CEO on August 24, 2011 and retired on September 16, 2011. The smooth transition was the result of a well-executed succession strategy.

In September 2011, Mr. Fowke announced his eight member leadership team — their names, titles and strategic focus are shown below:

•	David M. Sparby, formerly Vice President, CFO, is now Senior Vice President, Group President

•	This position is focused on sustaining growth and earning our allowed rate of return. Operating company presidents report to Mr. Sparby.

•	Teresa S. Madden, formerly Controller, is now Senior Vice President & Chief Financial Officer

•

This position advises and provides financial governance to all business areas and operating company presidents on developing strategic financial plans and controlling costs, and also communicates financial plans to external stakeholders through Investor Relations.

•	Michael C. Connelly, formerly Vice President & General Counsel, is now Senior Vice President, Strategy and Planning

•	This position is focused on assessing future needs, trends and issues, and creating strategies to position the Company for continued success.

•	Kent T. Larson, formerly Vice President and Chief Energy Supply Officer, is now Senior Vice President, Operations

•	In addition to Energy Supply and Supply Chain, this position assumed leadership for Transmission, Distribution, Gas, Fuels, and Environmental Services under a centralized operations business model.

•	Marvin E. McDaniel Jr., Senior Vice President & Chief Administrative Officer

•

In addition to Human Resources, Customer Care and Business Systems, this position assumed leadership for the Office of the Corporate Secretary and Business Services including Facilities, Aviation, Safety, Training and Security.

•	Scott M. Wilensky, Senior Vice President and General Counsel

•	This position leads the Law Department and provides critical legal services to our business areas with a focus on advancing our strategic objectives.

•	Robert Roy Palmer, Senior Vice President, Public Policy and External Affairs

•

This position leads federal government affairs and stakeholder outreach as well as corporate communications, ensuring an effective communications strategy across the enterprise and development of our federal and corporate public policy.

•	Dennis L. Koehl, Senior Vice President and Chief Nuclear Officer

•	This position leads the Nuclear Operations for Xcel Energy including the purchase of nuclear fuel.

What is Xcel Energy’s compensation philosophy?

Xcel Energy’s executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, customers and employees. Our compensation philosophy is based on the following principles:

•	Executive compensation levels must be competitive. To attract and retain talented leaders, we look primarily at the utility industry 50th percentile for all elements of compensation;

•	Executive compensation should vary based on performance. Therefore, we structure a compensation mix in which the majority of executive pay is at risk;

•

Annual and long-term incentives are based strictly on the performance of strategic, operating, and financial results and are not time-based. These results are intended to deliver rewards for the achievement of key corporate goals that support our strategy and reinforce management’s link to shareholders, customers and employees; and

•

Equity-based incentives are a significant basis of compensation. Equity-based incentives, coupled with our stock ownership policy, encourage executives to focus on the long-term value proposition of our Company.

Executive officers are rewarded at levels that reflect their individual responsibilities and contributions to the Company. Significant emphasis is placed on both pay for performance and internal equity to ensure that executive compensation is tiered within the Company based upon scope of responsibilities, experience, and contributions to Company results.

The executive compensation program at Xcel Energy is:

•

Market-based and market-competitive. All programs are founded on widely used and endorsed market compensation principles, are comparable to similar utilities or companies in the marketplace, and have proven to be excellent instruments to directly reward performance;

•	Results oriented with a direct correlation to the operating and financial goals of the Company; and

•	Designed as a long-term approach to compensation that we believe does not encourage or support undue risk taking by our executive officers.

Our philosophy and programs, which ensure we are competitive in the market, correlate pay to performance and adhere to sound governance principles.

The executive compensation program remained substantially the same in 2011 as compared to 2010. The Governance, Compensation and Nominating Committee (the “Committee”) approved an annual physical examination benefit for executive officers beginning in 2011 to encourage preventative health care by its executives. In December 2011, the Committee strengthened existing guidelines by adopting a Stock Ownership Policy that requires all executive officers and business unit vice presidents to hold the net shares acquired through the Company’s compensation plans for a period of at least one year from the date the award is paid. Executives are expected to maintain a minimum number of shares in Company stock, ensuring their interests are aligned with the success of the Company.

What was the result of, and how did the Committee consider, the Say-on-Pay vote at the 2011 Annual Meeting?

At the Xcel Energy annual meeting held on May 18, 2011, shareholders voted to approve the compensation paid to the Company’s Named Executive Officers (“NEOs”), as disclosed in the Company’s 2011 proxy statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion. Last year, over 90 percent of our shareholders approved our executive compensation program, which we viewed as an endorsement of our executive rewards system. In 2011, we did not make major changes in our program; however, in order to conform with evolving best practices and to ensure the talent needs of the Company are met, we will continue to update certain features of our executive compensation program. In connection with establishing the 2012 executive compensation program, the Board reviewed the results of the Say-on-Pay vote, as well as the performance indicators related to overall corporate strategy and market data.

How does the Committee establish compensation levels for executive officers?

The Committee believes that an effective executive compensation program is critical to the success of the Company, and understands that it is very important to our shareholders. The Committee regularly reviews best practices in executive compensation in order to determine how our program compares with similar utilities. The Committee retains an external compensation consultant, Pay Governance LLC, to advise and ensure that executive compensation programs are reasonable for our Company within the context of industry practice. Pay Governance reports directly to the Committee and provides no other consulting services for Xcel Energy.

The Committee considers several factors, including, but not limited to, market comparative studies, Company and individual performance, operating and financial results, scope and responsibility, and, except with respect to the CEO’s compensation, the recommendation of the CEO regarding compensation levels for each executive officer. Through a detailed and comprehensive review of these factors, the Committee approves appropriate levels of compensation for executive officers that support reasonable, market-based, competitive rewards that align with shareholder, customer and employee interests. This process ensures the attraction and retention of key executives who are responsible for the creation and execution of the Company’s strategy, resulting in financial and operational excellence.

In December 2010, Pay Governance LLC presented its annual analysis and evaluation of our executive compensation levels relative to survey data. This analysis included an evaluation of the executive officer positions in aggregate, including each NEO. In September 2011, Pay Governance LLC provided additional analysis addressing the new positions associated with our leadership changes.

Pay Governance’s analysis is based on competitive compensation data collected through two Towers Watson surveys that include data related to approximately 55 investor-owned utility companies, as well as compensation data related to over 400 general industry companies. The utility survey is focused on major electric and natural gas companies that are similar to our Company. The data is size-adjusted to correlate with the scope and size of our Company and each of our businesses.

In order to provide a broad perspective of the competitive market for comparative purposes, the compensation consultant analyzed data for various market rates, including: utility industry at the 50th and 75th percentiles, general industry data and blended industry data (a blend of utility and general industry), where available. The Committee does not use the compensation consultant’s analysis to benchmark compensation, rather it utilizes the survey data to better understand current market practices and compare components of compensation. Compensation that is within 15% (above or below) of the median is considered at market.

In addition to reviewing this survey information to gain a general understanding of current compensation practices within the marketplace, the Committee considers subjective and objective factors, including individual performance, experience, internal equity and scope of responsibility. Following consideration of these factors, the Committee exercises its discretion to set specific compensation levels for the CEO and approve the specific compensation levels recommended by the CEO for each executive officer, which may vary within the competitive range. In evaluating our executive compensation program against the survey data, the Committee considers only the aggregated survey data. The identities of the companies comprising the survey data is not disclosed to, or considered by the Committee in its decision-making process.

To ensure the independent judgment of the executive compensation consultant to the Committee, there are several internal controls in place.

•	Pay Governance LLC reports directly to the Committee and not to Company management;

•	Pay Governance LLC may request the opportunity to participate in an executive session without members of management present; and

•	The Committee has the exclusive authority to hire, retain, and set the compensation for Pay Governance LLC.

How does the Committee ensure that executive incentive programs do not encourage unnecessary risk-taking?

We understand that compensation and incentives based on specific measures of performance could encourage undue risk-taking by executive officers, managers or employees at all levels of the

Company. As part of the annual compensation review, the Committee considers the risk profile of the Company’s compensation programs to ensure that the compensation program does not create material risk. The Committee reviews several factors in establishing executive compensation programs, setting compensation levels and selecting target measures for variable compensation programs.

•	Performance metrics are clear, easily identifiable and are based on variables that are generally accepted in the market, such as earnings per share and total shareholder return;

•	Long-term incentives have multi-year vesting periods to encourage long-term decision-making and value creation;

•

Programs are designed to align shareholder, customer and employee interests. Our stock ownership policy requires that executive officers hold a minimum level of shares to ensure each executive’s interests are aligned to the success of the Company; and

•	Clawback provisions are in place, giving us the right to pursue and recoup unwarranted rewards paid to individuals subsequently found to have committed fraud or misconduct.

What is the mix of compensation elements within executive compensation?

For 2011, the Xcel Energy compensation program for our NEOs had the following elements:

Base Salary Annual Incentives Long-Term Incentives	Total Direct Compensation
Minimal Perquisites Post-Retirement or Other Post-Employment Benefits	Other Compensation

We balance the mix of direct compensation by targeting approximately 50% in the form of base salary and annual (short-term) incentives, with the other 50% in long-term incentives for the NEOs in the aggregate. This design achieves an equitable and low-risk balance among the mix of compensation elements. Through this design, the compensation opportunity aligns the NEOs’ interests with the long-term performance of the Company and encourages long-range thinking and value creation by our executives. This is consistent with the long-term nature of utility operations and the capital investment necessary for such operations.

The following charts illustrate the mix of direct compensation for the CEO and other NEOs (assuming target incentive award payments) for 2011. Please note that target amounts will not correlate with the amounts reported in the compensation tables as the compensation tables reflect amounts paid at the applicable level of achievement of the performance goals.

How do you maintain compensation consistency among executive officers?

We recognize it is critical to be internally consistent and equitable in order to create the balance necessary to achieve corporate goals and objectives. The total compensation of each officer is evaluated and compared to all other executive officers. This evaluation includes comparing the overall scope and responsibilities of each officer’s position in order to maintain compensation levels that are internally consistent within each tier of management. These management tiers are:

•	Senior corporate officers;

•	Major utility operating officers; and

•	Other officers.

These tiers provide a basis for separation in internal pay equity related to officer responsibilities and criticality of role. Within each tier, additional evaluation is conducted to ensure intra-tier equity between similarly situated executives based upon overall scope, responsibilities, experience, and individual performance.

What is the purpose of the various elements of executive compensation?

The following table summarizes the compensation elements of our NEOs with additional detail following the summary.

Component	Element	Purpose
Annual Compensation	Base Salary	Provides a competitive level of pay that recognizes an individual’s role and responsibilities.

Short-Term, Performance- based Incentive	Annual Incentive Program Discretionary Annual Award Plan	Designed to reward the achievement of annual corporate financial and operational goals. Designed to reward exceptional individual performance.

Long-Term, Performance- based Incentive	Performance-based Restricted Stock Units and Performance Shares	Designed to reward achievement of long-term goals and align management’s interests with the Company’s long-term strategy, the interests of our shareholders, and our customers. Serves as a tool to retain key talent.

Post-Retirement or Post-Employment	Pension and other Retirement plans Deferred Compensation Severance and Change in Control Policy

Provides retirement income and retention.

Allows executives to defer part of their compensation to make up for retirement benefits that cannot be paid under the Company’s qualified plans due to IRS Code limitations and other pension plan exclusions. Also serves as a vehicle for tax planning and can serve as a retention tool and encourage financial alignment of the Company’s executives with its shareholders.

Encourages executive retention and allows executives to focus on the interests of Xcel Energy and shareholders without undue concern for personal compensation and benefits.

Perquisites	Various	Various minimal perquisites are provided to promote efficiency, productivity and health. These are outlined on page 60.

Base Salary

Base salary provides a base or foundational level of regular income that is competitive in the utility industry. As stated earlier, the Company’s executive compensation strategy is to compare to the utility industry 50th percentile, with the flexibility to review other data points as appropriate.

Annual Incentives

Annual incentives reward achievement of corporate goals that are designed to benefit our shareholders, customers and employees. Under the 2011 Executive Annual Incentive Award Program

(the “2011 Annual Incentive Program”), administered under the Xcel Energy Inc. 2005 Executive Annual Incentive Award Plan, as amended (the “Annual Plan”), award eligibility begins at the threshold level and provides an opportunity to earn 50% of the target award; target level provides an opportunity to earn 100% of the target award; and exceptional performance provides an opportunity to earn up to 150% of the target award. In 2011, Xcel Energy management recommended financial and operational goals to the Committee based on an evaluation of previous performance and available objective metrics. These metrics align with the strategic objectives of the Company for environmental, safety, and financial results.

In December 2010, the Committee set target annual incentive awards for 2011, expressed as a percentage of base salary, for all Xcel Energy officers, including the NEOs as shown in the following table. As a result of the leadership changes in September 2011, the Committee set new annual incentive targets for the new positions for which annual incentive targets had not previously been set. The Committee believes these rates are appropriate and competitive for the utility industry.

Position	Payout (as a percent of base salary) if Threshold is not Achieved	Payout (as a percent of base salary) if Threshold is Achieved	Payout (as a percent of base salary) if Target is Achieved	Payout (as a percent of base salary) if Maximum or Above is Achieved
Chairman, President & CEO	0%	50.0%	100%	150.0%
Senior Vice President & CFO	0%	32.5%	65%	97.5%
Senior Vice President, Group President, Xcel Energy Services	0%	32.5%	65%	97.5%
Senior Vice President, Strategy and Planning	0%	30.0%	60%	90.0%
Senior Vice President, Operations	0%	30.0%	60%	90.0%
Senior Vice President & Chief Administrative Officer	0%	30.0%	60%	90.0%

In 2011, annual incentive objectives for the NEOs and all other executive officers were based entirely on attainment of corporate goals, which included targeted EPS, an environmental metric based upon achievement of goals related to efficiency and technology projects (Energy Supply, Facilities, Distribution and Innovative Technology projects), and a metric based upon improving employee safety. These objectives are critical to our performance and align with our long-term strategy. Furthermore, these goals do not encourage short-term thinking or behavior that could threaten the value of the Company or the investment of its shareholders.

The specific corporate performance measures and results for the 2011 Annual Plan were:

2011 Corporate Goal	% Weight	Key Performance Indicator	Threshold Performance	Target Performance	Maximum Performance	Actual 2011 Performance	% Payout
Environmental Leadership	16.67%	Efficiency & Technology Projects (Distribution, Energy Supply, Facilities, & Innovative Technology)	Achieve 7 of 12 projects	Achieve 9 of 12 projects	Achieve 12 of 12 projects	Achieved 9 of 12 projects	100%
	16.66%	Demand Side Management	661 GWh	760 GWh	859 GWh	822 GWh	131.31%

Safety Performance	16.67%	OSHA Recordable Incident Rate	1.91	1.74	1.48	1.68	111.54%
	16.66%	DART (Days Away, Restricted or Transferred)	1.08	0.98	0.83	1.02	80.00%

Earnings Results	33.34%	Earnings per share (Continuing Operations Diluted)	$1.65	$1.70	$1.75	$1.72	120.00%

GWh:	Gigawatt hour which relates to the Customer Demand Side Management goal.

Aggregate payout under the Annual Plan as a result of the achievement of the goals above was 110.48%. Individual performance and contributions are not considered in the calculation of annual incentive awards under the Annual Plan.

Leadership Awards

Exceptional individual performance, contributions, and leadership are not considered in the calculation of annual incentive awards under the Annual Program. In December 2010, the Committee approved and adopted the Amended and Restated Executive Annual Discretionary Award Plan. Under this Plan and with the approval of the Committee, an executive’s annual incentive award may be adjusted by a multiplier of 1.0 to 2.0 to reflect exceptional individual performance related to business or financial goals of the Company.

For 2011, the Committee approved discretionary awards for three NEOs based on the application of a discretionary factor. The Committee determines whether to apply a discretionary award factor for the CEO and awarded a factor of 1.41. The CEO does not participate in this determination. The CEO recommended, and the Committee approved, discretionary factors of 1.71 and 1.66 for the Senior Vice President, Operations and the Senior Vice President & Chief Administrative Officer, respectively.

A discretionary leadership award was received by the CEO for the outstanding financial and operational results achieved in 2011. The Company’s stock price achieved a nine-year high and the total return for shareholders was 22%, improving upon the prior year’s total shareholder return of 16%. EPS growth over 2010 was 6.8% and our position as an environmental leader was reinforced through above target achievement of our energy efficiency goals as well as the completion of a number of successful technology projects. Mr. Fowke was also recognized as one of the nation’s top trustworthy business thought leaders by Trust Across America. He also demonstrated exemplary leadership through efforts focused on internal and external stakeholder outreach as was evidenced by improved employee engagement and constructive outcomes in both the legislative and regulatory arena.

A discretionary leadership award was received by the Senior Vice President, Operations for exceptional leadership of the Energy Supply, Transmission, Distribution and Supply Chain operations within the Company, a group of over 7,000 employees. This success was evidenced by strong reliability results throughout all jurisdictions, exceptional savings achieved through the Supply Chain organization, and for again in 2011, improving upon the Company’s safety results. Through his exemplary leadership, a very successful transition into a centralized operations model took place in late 2011 along with numerous initiatives around operating efficiency and productivity.

A discretionary leadership award was received by the Senior Vice President & Chief Administrative Officer for his direct contributions to the continued outstanding success in decreasing days sales outstanding for the third consecutive year, and for achieving top decile performance in this area when compared to other utilities. In addition, bad debt expense decreased when compared to 2010, reducing customer costs and contributing to year-end earnings. During the same time, customer satisfaction increased to 93%. In addition, reliability around the Company’s most critical technology systems was at record levels, ensuring that any unforeseen outages experienced by employees and customers when accessing our systems or Company-sponsored websites was limited. At the same time, security of our cyber systems and data remained well protected. Finally, through his leadership, a number of initiatives were completed to ensure the Company is well-positioned for the expected transition in leadership and workforce that will occur over the next decade.

Long-Term Incentives

Long-term incentives align management’s interests with our long-term strategy and with the interests of our shareholders and customers. Long-term incentives also provide a mechanism to retain and attract executive talent. We target approximately 60% of the CEO’s total direct compensation and approximately 50% of the other NEOs’ total direct compensation in long-term compensation. All long-term compensation is entirely performance-based with no time vesting provisions.

For 2011, the Company’s long-term incentive program had two components:

•	Performance-based restricted stock units; and

•	Performance shares.

The use of restricted stock units and performance share awards in long-term incentive programs have increased in prevalence in many industries. Performance-based restricted stock units are targeted to deliver 50% of each executive officer’s long-term incentive opportunity, with the remaining 50% delivered through the performance share component. The long-term incentive program did not materially change in 2011.

Supplemental grants of restricted stock units and performance shares were given to NEOs who were promoted during the year under a phase-in program approved by the Committee (the “Phase-In Program”). The Phase-In Program has the effect of ensuring that the recipient receives a total level of long-term incentive that is consistent with awards that would be granted for that position, adjusted on a pro-rata basis to reflect the amount of time during the performance period the individual was in the new role.

The following table shows the 2011 long-term incentive award targets for the NEOs. As a result of the leadership changes in September 2011, the Committee set new long-term incentive targets for the new positions.

Executive	2011 Target	Long-Term Incentive Weights
		Restricted Stock Units	Performance Shares
Chairman, President & CEO	335%	50%	50%
Senior Vice President & CFO	150%	50%	50%
Senior Vice President, Group President	150%	50%	50%
Senior Vice President, Strategy and Planning	135%	50%	50%
Senior Vice President, Operations	135%	50%	50%
Senior Vice President & Chief Administrative Officer	135%	50%	50%

Performance-Based Restricted Stock Unit Component.    Each restricted stock unit represents one share of our common stock, and earned restricted stock units typically pay out in shares of common stock. In order to align an executive’s interests with those of our shareholders, dividend equivalents are earned on restricted stock units during the restricted performance period to the same extent that dividends are paid on shares of our stock, but they are only paid if the performance goals are achieved.

Prior to the expiration of the restricted performance period, restricted stock units may not be sold, encumbered or otherwise transferred by the participant.

At the end of the restricted performance period, the restrictions on the transfer of the stock units will lapse if performance goals are achieved, and the grants will be awarded. If the goals are not achieved by the end of the restricted performance period, all associated restricted stock units and dividend equivalents are forfeited.

Of the total restricted stock units granted (including earned dividend equivalents) for 2011, 75% have a performance-based vesting schedule based on earnings per share growth. The performance goals will be measured at the end of the three-year performance period and the restricted stock units vest if the target EPS goal is achieved. The measurement date for the 2011 grants is December 31, 2013. If Xcel Energy achieves 15% EPS growth from the fiscal 2010 EPS, and common stock dividends remain at or above $1.01 per share annually, the restriction period will lapse and restricted stock units will be awarded. If the performance goals are not achieved by December 31, 2013, all associated restricted stock units plus dividend equivalents will be forfeited.

The remaining 25% of the restricted stock units (including earned dividend equivalents) have a performance-based goal related to our environmental strategy. The long-term goal for the 2011 program is average annual estimated emissions reductions of five million tons. This goal was selected to further our commitment to reduce our impact to the environment.

Performance against our environmental goal will be measured at the end of the three-year performance period and the restricted stock units vest according to the following table:

Xcel Energy’s Average Annual Estimated Emissions Reductions	Percent of Awarded Units Earned
3.99 million tons or less	0%
4 million tons	50%
5 million tons	100%(target)
7 million tons or greater	150%

2009 — 2011 Restricted Stock Units Measurement Cycle Results.    For the measurement cycle that ended in 2011, three restricted stock unit cycles resulted in a performance based vesting and payout. Due to leadership transitions that have occurred during the award period, each performance-based grant includes associated phase in grants that have a corresponding, similar performance goal.

•

The EPS growth restricted stock units granted effective January 1, 2009 achieved the 15% EPS growth target over a three-year period. The CEO earned 29,519 restricted stock units that included dividend equivalents credited over the performance period. Other NEOs earned from 5,221 to 11,259 restricted stock units that included dividend equivalents credited over the performance period.

•

The EPS growth restricted stock units granted effective January 1, 2010 achieved the 15% EPS growth target over a two-year period. The CEO earned 37,643 restricted stock units that included dividend equivalents credited over the performance period. Other NEOs earned from 6,398 to 14,815 restricted stock units that included dividend equivalents credited over the performance period.

•

The environmental restricted stock units granted effective January 1, 2009 achieved 10 of the 12 environmental projects related to renewable energy, efficiency, emissions reductions and technology. The CEO earned 9,840 restricted stock units that included dividend equivalents credited over the performance period. Other NEOs earned from 134 to 3,753 restricted stock units that included dividend equivalents credited over the performance period.

The following table shows the environmental projects that were achieved under the 2009 — 2011 environmental component of the long-term incentive.

Renewable Energy (MW)	Efficiency (GWh)(1)	Emissions Reduction	Technology
• Obtain regulatory approval and rider recovery authorization for self-build projects (Dec. 31, 2009) — achieved	• 450 GWh (for the year ended Dec. 31, 2009) — achieved	• Commercial Operation Declaration 508 MW (Riverside) (Dec. 31, 2009) — achieved	• Implement one innovative, clean technology project by year end. Smart Grid Initiative: SmartGridCity completed by Dec. 31, 2009 — achieved
• 200 additional MW of Company-owned renewable energy into commercial operation (Dec. 31, 2010) — achieved	• 617 GWh (for the year ended Dec. 31, 2010) — achieved	• Retire 73 MW (Cameo) (Dec. 31. 2010) — achieved	• Implement one innovative, clean technology project by year end. Smart Grid Initiative: develop Smart Grid Corporate Strategy by Dec. 31, 2010 — achieved
• 150 additional MW of Company-owned renewable energy into commercial operation (Dec. 31, 2011) — did not achieve	• 648 GWh (for the year ended Dec. 31, 2011) — achieved	• Complete 70 MW Power Uprate Project (Monticello/Prairie Island) (Dec. 31, 2011) — did not achieve	• Implement one innovative, clean technology project by year end. Smart Grid Initiative: begin Smart Grid Deployment by Dec. 31, 2011 — achieved

(1)	This target represents the energy reduction targets for our Customer Demand Side Management Programs. It represents the annual savings we achieve from our customer goals, resulting in 1,715 GWh total for the three-year period.

2011 — 2013 Restricted Unit Stock Measurement Cycle Awards.    For 2011, the CEO was awarded a total of 64,504 restricted stock units. Other NEOs were awarded from 9,844 to 16,872 restricted stock units. These awards are included in the Grants of Plan-Based Awards Table on pages 60 to 61.

Performance Share Component.    Awards in the performance share component are denoted in shares, each of which represents one share of Xcel Energy common stock. Performance shares are not credited with dividend equivalent units during the performance period.

Payout of the performance share award is dependent entirely on a single measure, Total Shareholder Return (“TSR”) relative to our peers. Xcel Energy’s TSR, as measured over a three-year period, is compared to the three-year TSR of other companies in the Edison Electric Institute Electrics Index (“EEI Electrics Index”) as a peer group. The EEI Electrics Index is composed of approximately 60 investor-owned domestic electric utilities. The Committee believes this is the appropriate peer group for comparing creation of shareholder value.

Awards of performance shares directly link the interest of executive officers with shareholders by rewarding management for creating shareholder value as compared to utility industry peer companies.

The following table shows the performance shares that would be earned at minimum, target and maximum performance levels.

Xcel Energy’s TSR Percentile Ranking vs. EEI Electrics Index	Percent of Target Performance Shares Earned
90th Percentile or Above	200%
50th Percentile (Target)	100%
35th Percentile	25%
Below 35th Percentile	0%

2009 — 2011 Performance Share Measurement Cycle Results.    For the measurement cycle that ended in 2011, representing awards granted January 1, 2009 and associated phase in grants, the TSR was at the 68th percentile, resulting in a payout at 145% of target. The CEO earned 51,226 performance shares. Other NEOs earned from 763 to 19,030 performance shares. The earned performance shares were paid 50% in cash and 50% in shares of Xcel Energy common stock. These awards are included in the Option Exercises and Stock Vested Table.

2011 — 2013 Performance Share Measurement Cycle Awards.    For 2011 the CEO was awarded 67,940 performance shares and associated phase-in TSR unit grants. Other NEOs were awarded from 10,141 to 17,946 performance shares. These awards are included in the Grants of Plan-Based Awards Table.

What other direct compensation or benefits were in place in 2011?

Effective January 1, 2010, the Committee eliminated the perquisite allowance payments to executive officers. We provide limited perquisites to our NEOs. The Committee reviews these perquisites annually to ensure they are consistent with our philosophy and appropriate in magnitude. Perquisites are described on page 60 of this proxy statement.

Employment Contracts.    None of our executive officers, including our CEO, have employment contracts.

Retirement and Deferred Compensation Benefits.    In 2011, the Company provided retirement benefits to executive officers under the Xcel Energy qualified and non-qualified pension plans subject to the same terms as all eligible non-bargaining employees. The role of the pension plans in executive compensation is the same as it is for other employees: to provide income during retirement, and aid in the retention of qualified employees, including executive officers. The qualified pension plan includes earnings up to the Internal Revenue Service’s established limits and the benefit may be payable in a manner that results in individual income tax advantages. The non-qualified pension plan includes earnings, if any, above the same Internal Revenue Service limit. The 2011 Internal Revenue Service earnings limit was $245,000.

Xcel Energy maintains a Supplemental Executive Retirement Plan (“SERP”) for certain executives who were participants in the Plan through 2008, when the Board of Directors closed the SERP to new participants. Benefits continue to accrue for Benjamin G.S. Fowke III, David M. Sparby and Michael C. Connelly who became participants in the SERP before this closure. The SERP benefits are considered when making compensation decisions for these executive officers. The SERP provides benefits to these executive officers in addition to those provided through the qualified and non-qualified pension plans. The SERP is designed to encourage continued employment on the part of executive officers and aids in the retention of qualified officers. Covered compensation for the purposes of calculating SERP benefits includes base salary and annual incentive and discretionary bonus amounts. Long-term incentive payments are not included in covered compensation. The SERP benefit is valued as a 20-year annuity but is payable as a lump sum after the officer’s termination of employment. Unreduced benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62.

Each executive officer is eligible to participate in Xcel Energy’s 401(k) Savings Plan and Deferred Compensation Plan. The plans allow executive officers, like other eligible employees, to defer all or a portion of their base salary and their annual incentive award up to certain limits. For 2011, the Company matched 50% of the base salary deferred to both plans up to 8%. The purpose of the Deferred Compensation Plan is to make up for retirement benefits that cannot be paid under the Company’s qualified retirement plans due to the Internal Revenue Service Code limitations and the exclusion of certain compensation elements from pension eligible earnings.

Severance Policy.    The Company provides severance benefits to NEOs in accordance with the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). The Board of Directors or the Committee may name additional participants. The Committee believes the Severance Policy provides a competitive severance benefit that helps to manage any potential risks and changes in the event the Company undergoes a change in control. Outside of change in control situations, the Severance Policy also encourages executive officers to focus on the interests of Xcel Energy and its shareholders without undue concern that the officer will be terminated without compensation and benefits until the officer obtains another position.

The Committee believes that the Severance Policy aligns the executive officer’s interest with that of the Company and shareholders. This is particularly true with respect to a corporate transaction, such as a sale or merger transaction, which may result in an executive officer’s termination. Given the protracted nature of such transactions in the utility industry, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change in control situation, outside competitors are also more likely to try to recruit top performers away from the Company, and our executive officers may be more likely to consider these opportunities when faced with uncertainty about retaining their positions. The benefits payable under the Severance Policy for scenarios is discussed in more detail under “Potential Payments Upon Termination or Change in Control” beginning on page 76.

In October 2011, the Committee approved a change to the Severance Policy that eliminated the gross up benefit to any new participants or current participants whose benefit levels change after October 26, 2011.

What are the guidelines for stock ownership by executive officers?

The share ownership guideline for each executive is based on the executive’s position. In December 2011, the Committee formalized an existing practice by adopting a Stock Ownership Policy that applies to all executive officers and business unit vice presidents, ensuring their interests are aligned with the success of the Company.

Executives are expected to achieve the applicable ownership requirement within five years of the date they assume their current executive position. If an executive is not in compliance with the ownership requirement, the executive must retain 100% of the net shares (after-tax) delivered to him or her under the Company’s compensation programs until the applicable ownership requirement is satisfied. In addition to the stock ownership requirements, each executive is required to hold the net shares acquired through the Company’s compensation plans for a period of at least one year from the date the Committee certifies results and authorizes payment of an award. These holding periods apply to shares acquired through the Company’s compensation plans even if the executive is otherwise already in compliance with the stock ownership requirements. If an executive is not in compliance with the ownership requirement within the required time period, the executive must elect to receive payment of any incentive awards in stock, until the ownership requirement is met.

As of March 16, 2012, all NEOs have achieved, or are on track to achieve, the stated share ownership requirement by the date specified for achievement. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines. For a given year, the number of shares necessary to satisfy the guidelines is based on the closing price of the Company’s stock on the last trading day of the prior fiscal year. For purposes of calculating compliance with the guidelines as of March 16, 2012, the closing price of $27.64 per share on December 30, 2011, was used.

Name	Date of 5-Year Guideline Achievement	5-Year Guideline	Ownership Position as of 3/16/12
Benjamin G.S. Fowke III	August 2016	5x	5.0x
Teresa S. Madden	September 2016	3x	4.4x
David M. Sparby	August 2014	3x	5.6x
Michael C. Connelly	May 2012	3x	7.4x
Kent T. Larson	September 2016	3x	1.9x
Marvin E. McDaniel, Jr.	August 2014	3x	3.4x

Xcel Energy prohibits the use of any hedging or similar transactions related to its shares for all employees, including executives. In August 2010, the Board re-examined our policies relating to stock ownership by our executives, directors and other employees. The Board determined to reaffirm the prohibition on hedging and related transactions and also decided to prohibit the pledging of shares by executive officers and directors, unless the executive officer or director receives approval from the securities trading policy committee prior to pledging the shares. The Board believes that these policies are consistent with our philosophy that senior executives’ and directors’ interests should be aligned with those of our long-term shareholders through equity ownership.

Can Xcel Energy recover any compensation from an executive who has been terminated for fraud or misconduct?

The Committee has a clawback policy in place to provide the Company the right to recover certain payments made to executives. Xcel Energy may recover annual and long-term incentive awards from an executive who is terminated from Xcel Energy for fraud or misconduct resulting in a restatement of Xcel Energy’s earnings or financial statements or, for more recent awards, in the event the employee is terminated for fraud or misconduct.

What are Xcel Energy’s practices regarding the timing of equity incentive grants?

We have the following practices regarding the timing of equity compensation grants.

•

Performance shares and performance-based restricted stock units are normally granted on the date of our regularly scheduled December Committee meeting. Newly-promoted employees and new hires may also receive grants after the trading window opens following the earnings release for the quarter in which the promotion or commencement of employment occurred. Phase-in grants are made either, (i) for promotions that have already occurred or are occurring concurrently, on the day the Committee approves the grant; or (ii) on the effective date of a promotion for promotions that become effective at a future date; and

•

In years where we pay out annual incentive awards, we issue the common shares and restricted shares of our common stock to officers who have elected to receive their award in common stock on the regularly scheduled date of the February Governance, Compensation and Nominating Committee meeting.

What is the Impact of Accounting and Tax Treatment on Executive Compensation?

Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 paid for any fiscal year to our highest paid executive officers; however, the statute exempts qualifying performance-based compensation when specified conditions are met. In general, the Committee intends to structure compensation awards to maintain the deductibility of executive compensation to the extent reasonably practicable and to the maximum extent possible but also consistent with its other compensation objectives. The Committee maintains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit to recognize exceptional performance and to remain competitive with peer companies. For 2011, a portion of the compensation of the CEO was non-deductible as the total of his base salary amount plus his discretionary award for 2011 exceeded $1,000,000.

REPORT OF THE COMPENSATION COMMITTEE

The Governance, Compensation and Nominating Committee, in its capacity as the Compensation Committee of the Board, has reviewed and discussed with management the Compensation Discussion and Analysis in this proxy statement. Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Compensation Committee

Fredric W. Corrigan, Member

Christopher J. Policinski, Member

A. Patricia Sampson, Member

David A. Westerlund, Chair

TABLES RELATED TO EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the primary elements of compensation paid or granted to our current CEO, both executives who held the title of CFO during 2011, our three other most highly compensated executive officers and our former CEO who retired during 2011 (the “Named Executive Officers” or “NEOs”).

In connection with the retirement of our former Chairman and CEO, Richard C. Kelly, we announced several management changes during 2011, and many of the Named Executive Officers experienced a change in position. These position changes and additional job responsibilities assumed explain certain aspects of the compensation provided to these Named Executive Officers during 2011, including the grant of certain awards under our Phase-In Program. The Phase-In Program is intended to ensure that a newly promoted officer receives a total level of long-term incentive that is consistent with awards that would be granted for that position, adjusted on a pro-rata basis to reflect the amount of time during the performance period the individual was in the new role. See “Compensation Discussion and Analysis” above for a description of our executive compensation program necessary to an understanding of the information disclosed in this and the following tables. Below is a summary of the various positions held by each of the Named Executive Officers during 2011:

Named Executive Officer	Positions Held During 2011

Benjamin G.S. Fowke III	Chairman, President & CEO (August 24, 2011 to present) President & COO (January to August 23, 2011)

Teresa S. Madden	Senior Vice President & CFO (September 19, 2011 to present) Vice President & Controller (January to September 18, 2011)

David M. Sparby	Senior Vice President, Group President (September 19, 2011 to present) Vice President & CFO (January to September 18, 2011)

Michael C. Connelly	Senior Vice President, Strategy and Planning (September 19, 2011 to present) Vice President & General Counsel (January to September 18, 2011)

Kent T. Larson	Senior Vice President, Operations (September 19, 2011 to present) Vice President and Chief Energy Supply Officer (January to September 18, 2011)

Marvin E. McDaniel, Jr.	Senior Vice President & Chief Administrative Officer (September 19, 2011 to present) Vice President & Chief Administrative Officer (January to September 18, 2011)

Richard C. Kelly	Retired Chairman and CEO (Effective August 24, 2011) Chairman and CEO (January to August 24, 2011)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Benjamin G.S. Fowke III Chairman, President & CEO	2011 2010 2009	986,979 690,000 650,000	500,000 220,000 101,888	4,696,943 1,577,954 1,206,546	850,696 417,385 407,551	2,583,660 986,916 952,839	58,142 46,612 66,026	9,676,420 3,938,867 3,384,850	(1)

Teresa S. Madden Senior Vice President & CFO	2011	349,545	—	686,391	265,525	174,092	20,971	1,496,524

David M. Sparby Senior Vice President, Group President and former Vice President & CFO	2011 2010 2009	530,000 510,000 386,667	— 100,000 —	1,249,089 719,749 340,356	364,428 409,237 333,853	1,109,325 1,260,792 939,468	18,282 19,231 46,596	3,271,124 3,019,009 2,046,940

Michael C. Connelly Senior Vice President, Strategy and Planning	2011 2010 2009	460,000 460,000 430,000	— 35,000 —	924,909 942,045 836,450	— — —	528,083 752,443 555,241	30,890 27,986 50,805	1,943,882 2,217,474 1,872,496

Kent T. Larson Senior Vice President, Operations	2011	353,182	200,000	721,594	197,207	246,597	20,832	1,739,412

Marvin E. McDaniel, Jr. Senior Vice President & Chief Administrative Officer	2011 2010	400,000 360,000	175,000 100,000	996,163 457,275	205,493 244,431	292,704 229,432	27,292 25,300	2,096,652 1,416,438

Richard C. Kelly(8) Retired Chairman & CEO	2011 2010 2009	890,152 1,200,000 1,175,000	— 500,000 386,762	4,138,730 3,838,687 3,408,824	979,942 1,481,400 1,547,046	258,376 2,854,624 4,706,771	108,965 81,722 115,779	6,376,165 9,956,433 11,340,182

(1)	Actual realized compensation for Mr. Fowke for 2011 was $6,481,239. Actual realized compensation includes salary, annual incentive including any amounts received as a premium for amounts paid in shares of stock or restricted stock, bonus, the value of bonus stock vested, the value of stock awards that vested during 2011 and all other compensation.

(2)	Amounts in this column reflect base salary earned for the corresponding year regardless of whether or not any portions were deferred under the 401(k) Plan or otherwise.

(3)	Amounts in this column reflect discretionary awards attributable to exemplary performance. For 2011, awards were granted under a separate 2010 Executive Annual Discretionary Award Plan.

(4)	Amounts in this column reflect the aggregate grant date fair value of performance share stock awards and performance-based restricted stock units granted, respectively, in 2009, 2010 and 2011 as well as bonus stock granted in 2011. The 2011 amounts included the aggregate grant date fair value of phase-in awards granted in connection with the management changes described above. In addition, for Mr. Kelly, although the grant date fair value of these awards is reflected in this column, all outstanding awards were subsequently reduced on a prorated basis due to his retirement. See the Outstanding Equity Awards at Fiscal Year-End Table. The majority of the amounts in this column do not represent earned or paid compensation as the performance shares and restricted stock units are still subject to performance and vesting conditions. The remaining amounts include either bonus stock that was awarded in 2011 under our Phase-In Program or awards earned under the 2005 Annual Incentive Plan that the executive officer elected to receive in shares of unrestricted and restricted common stock, in lieu of a portion of the cash payment. In each instance, the grant date fair value was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, as described below:

•

Restricted and unrestricted shares granted under the 2005 Annual Incentive Plan are valued based on the fair market value of our common stock at the time the shares were issued following the close of the performance year, and includes the premium (5% for unrestricted stock or 20% for restricted stock) payable for the election to receive shares of stock in lieu of cash.

•	Shares of bonus stock granted under the phase-in program, are valued based on the fair market value of our common stock at the time the shares were issued.

•

Both the 2011 annual grant and all phase-in grants of EPS and environmental performance-based restricted stock units are valued based on the market price of our common stock on the grant date of the award, based on the assumption that target performance will be achieved and the units and future credited dividend equivalents will vest and will not be forfeited.

•

Both the annual grant of performance shares and all phase-in grants of performance-based restricted stock units with a TSR performance measure are valued using the assumption that target performance will be achieved and based on the market price of our common stock on the grant date of the award discounted by the present value of assumed future dividends on our common stock, since grantees have no right to receive payment of dividend equivalents under the terms of the award.

For a discussion of the assumptions and methodologies used to calculate the amounts reported, see Note 8, Share-Based Compensation, to Xcel Energy’s Consolidated Financial Statements, included as part of Xcel Energy’s 2011 Annual report on Form 10-K. The aggregate grant date fair value of awards granted in 2011 that have a variable vesting value assuming the maximum performance conditions are achieved is reflected in the table below:

	Benjamin G.S. Fowke III	Teresa S. Madden	David M. Sparby	Michael C. Connelly	Kent T. Larson	Marvin E. McDaniel, Jr.	Richard C. Kelly(8)
Performance-Based Restricted Stock Units awards	$3,779,326	$764,030	$841,897	$465,746	$815,677	$620,005	$3,187,491
Performance Shares	2,410,555	208,936	753,380	588,481	—	511,741	4,027,471

(5)	Amounts in this column reflect awards earned under the Company’s 2011 Annual Incentive Program. They do not include amounts that the executive elected to receive in shares of unrestricted and restricted shares in lieu of a portion of the cash payment. The value of stock received in lieu of the cash payment plus associated premiums are reflected in the Stock Awards column for the respective years.

(6)	Amounts in this column reflect the increase in the present value of the executive officer’s benefits under all pension plans established by the Company, using methods that are consistent with those used in the Company’s financial statements. The increase from the prior year is generally due to (a) the additional years of service earned by the executive officer under the plans, (b) the increase in the final average salary from the prior year used to determine plan benefits, (c) the interest earned on accumulated benefits during the year (that is, the decrease in the deferral period until benefits commence as the executive officer approaches retirement), and (d) changes in actuarial assumptions. For Mr. Sparby and Mr. Connelly, this amount also includes preferential earnings of approximately $913 and $1,327, respectively, under a grandfathered non-qualified deferred compensation plan.

(7)	Amounts included in All Other Compensation include the Company match under the 401(k), Company contributions to the non-qualified savings plan, imputed income on life insurance paid by the Company, cashed out vacation pay and amounts related to our executive physical program. None of these amounts exceed $10,000 except the following:

Mr. Fowke ($29,609 for contributions to the non-qualified savings plan and $17,789 for forfeited vacation); Mr. Sparby ($10,192 for forfeited vacation); Mr. Connelly ($10,150 for contributions to the non-qualified savings plan); Mr. Kelly ($27,356 for contributions to the non-qualified savings plan, $10,859 for imputed income on life insurance paid by the Company and $62,500 for forfeited vacation).

(8)	Mr. Kelly resigned as Chairman and CEO on August 24, 2011 and retired on September 16, 2011. Prorated amounts of 2011 long-term incentive awards after retirement equal $796,873, and $1,006,857, respectively.

The corporate aircraft may not be scheduled for personal use. Executive officers and their families may use the corporate aircraft for personal travel only when the aircraft is already scheduled to fly to the same destination on Company business. Because the plane may only be used for personal travel if the aircraft already is scheduled to fly to the same destination, there is no incremental cost to the Company for such personal use. The Company has significant corporate operations in Minneapolis, Minnesota, and Denver, Colorado, and some executive officers, including several of the NEOs, split time between those offices and utilize the corporate aircraft to travel between Minneapolis and Denver. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, for which we have no incremental costs. In addition, in 2011 the Company implemented an executive physical program.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding incentive awards and other stock-based awards granted during 2011 to the Named Executive Officers listed in the Summary Compensation Table. This table also includes, as noted above, supplemental grants to NEOs who have been promoted during an open performance period under the Phase-In Program.

Name	Grant Date	Date of Committee Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Benjamin G.S. Fowke III	1/3/11	12/14/10					14,355	57,421	(a)	114,842		1,205,277
	1/3/11	12/14/10					20,244	40,489	(b)	60,733		953,915
	1/3/11	12/14/10					6,748	13,496	(c)	20,244		317,972
	2/23/11	2/23/11									10,432	246,404
	2/23/11	2/23/11					1,630	6,520	(d)	13,040		147,828
	2/23/11	2/23/11						4,890	(e)			115,502
	2/23/11	2/23/11						1,630	(f)			38,501
	8/24/11	8/22/11					783	3,131	(d)	6,262		74,830
	8/24/11	8/22/11						2,348	(e)			57,291
	8/24/11	8/22/11						783	(f)			19,105
	8/24/11	8/22/11					3,131	12,523	(g)	25,046		287,705
	8/24/11	8/22/11						9,392	(h)			229,165
	8/24/11	8/22/11						3,131	(i)			76,396
	8/24/11	8/22/11					2,630	10,519	(j)	21,038		232,887
	8/24/11	8/22/11					3,945	7,889	(b)	11,834		192,492
	8/24/11	8/22/11					1,315	2,630	(c)	3,945		64,172
							$198,000	$396,000	(k)	$594,000
			385,000	770,000	(2)	1,155,000
Teresa S. Madden	1/3/11	12/14/10					1,244	4,977	(a)	9,954		104,468
	1/3/11	12/14/10					1,755	3,510	(b)	5,265		82,696
	1/3/11	12/14/10					585	1,170	(c)	1,755		27,565
	9/19/11	9/19/11					144	574	(d)	1,148		14,218
	9/19/11	9/19/11						431	(e)			10,891
	9/19/11	9/19/11						143	(f)			3,614
	9/19/11	9/19/11					717	2,869	(g)	5,738		68,409
	9/19/11	9/19/11						2,152	(h)			54,381
	9/19/11	9/19/11						717	(i)			18,119
	9/19/11	9/19/11					1,291	5,164	(j)	10,328		118,822
	9/19/11	9/19/11					1,937	3,873	(b)	5,810		97,871
	9/19/11	9/19/11					646	1,291	(c)	1,937		32,624
							$11,133	$22,267	(l)	$33,400
							$12,724	$25,448	(k)	$38,171
			120,169	240,338	(2)	360,506

Name	Grant Date	Date of Committee Action(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)				All Other Stock Awards: Number of Shares of Stock (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
David M. Sparby	1/3/11	12/14/10					4,487	17,946	(a)	35,892		376,690
	1/3/11	12/14/10					6,327	12,654	(b)	18,981		298,128
	1/3/11	12/14/10					2,109	4,218	(c)	6,327		99,376
	2/23/11	2/23/11									8,667	204,715
	2/23/11	2/23/11					1,354	5,417	(d)	10,834		122,820
	2/23/11	2/23/11						4,063	(e)			95,962
	2/23/11	2/23/11						1,354	(f)			31,987
							$8,785	$17,570	(k)	$26,354
			164,929	329,859	(2)	494,788
Michael C. Connelly	1/3/11	12/14/10					3,505	14,018	(a)	28,036		294,240
	1/3/11	12/14/10					4,942	9,884	(b)	14,826		232,873
	1/3/11	12/14/10					1,647	3,295	(c)	4,942		77,624
							$144,900	$289,800	(l)	$434,700
Kent T. Larson	1/3/11	12/14/10					4,531	9,062	(b)	13,593		213,501
	2/23/11	2/23/11						1,130	(e)			26,691
	2/23/11	2/23/11									1,130	26,691
	9/19/11	9/19/11					132	526	(d)	1,052		13,029
	9/19/11	9/19/11						394	(e)			9,956
	9/19/11	9/19/11						131	(f)			3,310
	9/19/11	9/19/11					657	2,628	(g)	5,256		62,662
	9/19/11	9/19/11						1,971	(h)			49,807
	9/19/11	9/19/11						657	(i)			16,602
	9/19/11	9/19/11					1,025	4,099	(j)	8,198		94,317
	9/19/11	9/19/11					1,538	3,075	(b)	4,613		77,705
	9/19/11	9/19/11					256	1,025	(c)	1,538		25,902
							$45,900	$91,800	(k)	$137,700
			89,250	178,500	(2)	267,750
Marvin E. McDaniel, Jr.	1/3/11	12/14/10					3,048	12,190	(a)	24,380		255,870
	1/3/11	12/14/10					4,298	8,595	(b)	12,893		202,498
	1/3/11	12/14/10					1,433	2,865	(c)	4,298		67,499
	2/23/11	2/23/11									7,587	179,205
	2/23/11	2/23/11					1,185	4,742	(d)	9,483		107,504
	2/23/11	2/23/11						3,556	(e)			83,996
	2/23/11	2/23/11						1,185	(f)			27,999
							$32,400	$64,800	(k)	$97,200
			93,000	186,000	(2)	279,000
Richard C. Kelly(6)	1/3/11	12/14/10					23,984	95,937	(a)	191,874		2,013,735
	1/3/11	12/14/10					33,823	67,646	(b)	101,469		1,593,746
	1/3/11	12/14/10					11,274	22,549	(c)	33,823		531,249
			443,493	886,986	(2)	1,330,479

(1)	The Committee approved the awards on December 14, 2010, effective as of January 1, 2011 for annual incentive and effective as of January 3, 2011 for long-term incentive. With respect to Mr. Fowke’s promotion to Chairman, President and CEO, the Committee took action on August 22, 2011 with an effective date of August 24, 2011.

(2)

Amounts show target annual incentive awards pursuant to the 2005 Annual Incentive Plan. Target annual incentive awards, as a percentage of base salary, were set as follows: 100% for Messrs. Fowke and Kelly, 65% for Ms. Madden and Mr. Sparby, 60% for Messrs. Connelly, Larson and McDaniel. Payouts of annual incentive awards are dependent on the level of achievement of corporate financial and operational goals approved by the Committee, with each individual having the opportunity to earn from 0% to approximately 150% of the target annual incentive award based on the level of achievement of the goals. With approval of the Committee, an executive officer may elect to receive shares of unrestricted and restricted common stock in lieu of a portion of the cash payment for which they were otherwise entitled under the 2005 Annual Incentive Plan. To the extent an executive officer elected to receive restricted or unrestricted shares in lieu of a cash payment for 2011 under the 2005 Annual Incentive Plan, the dollar value of the future payout of those equity awards at threshold, target and maximum are disclosed in dollar amounts in the columns under the caption “Estimated Future Payouts Under Equity Incentive Plan Awards”. The values shown include the individual’s elected forms of payment and associated premium and therefore may include a 5% premium (should the participant elect to receive unrestricted common shares) or a 20% premium (should the participant elect to receive restricted shares). The actual payments of the cash component of these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)	Target long-term incentive awards for the grants issued January 3, 2011 were set as follows:, 275% for Mr. Fowke, 70% for Ms. Madden; 150% for Mr. Sparby, 135% for Mr. Connelly, 70% for Mr. Larson; 135% for Mr. McDaniel and 340% for Mr. Kelly. In addition, the following phase-in grants were made in connection with the implementation of the phase-in program and promotions during 2011:

•

On February 23, 2011, long-term incentive awards for Messrs. Fowke, Larson and McDaniel were granted to reflect the increased target for long-term awards as a result of such NEOs’ promotion during the open performance cycles that did not end on December 31, 2010.

•

Upon his election as the Company’s Chairman, President & CEO, Mr. Fowke’s long-term incentive target was adjusted to 335% effective August 24, 2011 and he received phase-in grants for all open long-term incentive awards.

•

Ms. Madden’s and Mr. Larson’s long-term incentive targets were adjusted to 150% and 135%, respectively, on September 19, 2011 in connection with Ms. Madden’s promotion to Senior Vice President & CFO and Mr. Larson’s promotion to Senior Vice President, Operations, and they received phase-in grants for all open long-term incentive awards.

Long-term incentives are awarded 50% as performance shares and 50% as restricted stock units. Share amounts in this column reflect stock-based awards, as described further in (a) through (j) below. Dollar amounts in this column reflect annual incentive awards that the NEO has elected to receive in restricted and/or unrestricted shares of common stock, as described further in (k) and (l) below and footnote above.

(a)	performance shares based on a relative Total Shareholder Return with a measurement date of Dec. 31, 2013	(g)	performance-based restricted stock units based on a relative Total Shareholder Return measurement with a measurement date of Dec. 31, 2012

(b)	performance-based restricted stock units based on the EPS growth measurement with a measurement date of Dec. 31, 2013	(h)	performance-based restricted stock units based on the EPS growth achievement of $1.71 on or before Dec. 31, 2013 and Xcel Energy’s annual dividend paid on its common stock must remain at $0.98 per share or greater

(c)	performance-based restricted stock units based on an environmental metric with a measurement date of Dec. 31, 2013	(i)	performance-based restricted stock units based on achievement of environmental goals no later than Dec. 31, 2013

(d)	performance-based restricted stock units based on a relative Total Shareholder Return measurement with a measurement date of Dec. 31, 2011	(j)	performance-based restricted stock units based on a relative Total Shareholder Return measurement with a measurement date of Dec. 31, 2013

(e)	performance-based restricted stock units based on the EPS growth achievement of $1.68 on or before Dec. 31, 2012 and Xcel Energy’s annual dividend paid on its common stock must remain at $0.94 per share or greater	(k)	dollar value of potential payouts for 2011 annual incentive awards pursuant to the 2005 Annual Incentive Plan, to be received in restricted shares of common stock in accordance with an executive officer’s election (see footnote 2)

(f)	performance-based restricted stock units based on achievement of environmental goals no later than Dec. 31, 2012	(l)	dollar value of potential payouts for 2011 annual incentive awards pursuant to the 2005 Annual Incentive Plan, to be received in unrestricted shares of common stock in accordance with an executive officer’s election (see footnote 2)

All share amounts reflected were issued under the 2005 Long-Term Incentive Plan. Performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. The lines reflecting dollar values are for the 2011 Annual Incentive Award Program Payouts, pursuant to the 2005 Annual Incentive Plan, exclusive of the leadership-rating factor, to be received in restricted and/or unrestricted shares of common stock in accordance with an executive officer’s election (see footnote 2). The number of shares to be received for annual incentive award payouts is determined based on the fair market value of our common stock at the time the shares are issued following the close of the performance year. The value of the shares actually issued to each executive officer pursuant to 2011 annual incentive awards is included in the “Stock Awards” column in the Summary Compensation Table.

(4)	Amounts shown reflect bonus stock awards that were granted as part of the Phase-In Program related to long-term incentive awards for the performance period ending on December 31, 2010, for which the NEO would have been entitled to receive a phase-in grant of performance-based restricted stock units at the time of promotion if the program had been in effect at such time.

(5)	This column shows the grant date fair value pursuant to FASB ASC Topic 718 for equity awards.

(6)	All amounts shown for Mr. Kelly have been prorated to reflect his retirement on September 16, 2011.

Determination of the number of performance shares and restricted stock units.    The target number of shares granted as performance shares was calculated by multiplying the executive’s base salary by half of their long-term incentive target and dividing the result by the value of a share of Xcel Energy’s common stock on January 3, 2011 using a Monte Carlo valuation. The target number of shares granted as performance-based restricted stock units, including all phase-in grants, was calculated by multiplying the executive’s base salary by half of their long-term incentive target and dividing the result by the closing common stock price on January 3, 2011 or other applicable closing common stock price for the phase-in grant date.

Terms of performance shares and phase in performance-based restricted stock units with a TSR performance measure (“TSR Units”).    At the end of each three-year period, the performance share and TSR Units component provides for payout at the target level if Xcel Energy’s Total Shareholder Return (TSR) is at the 50th percentile of the peer group and payout at 200% of the target level for performance at or above the 90th percentile of the peer group. TSR-based awards provide for smaller payouts for performance below the 50th percentile. No payout will be made for performance below the 35th percentile. Performance shares and TSR Units do not receive dividend equivalent units during the performance period.

Terms of EPS and environmental performance-based restricted stock units.    The awards of EPS and environmental restricted stock units represent an equal number of shares of Xcel Energy common stock. Restricted stock units may not be sold or otherwise transferred by the recipients prior to the expiration of the restricted period. During the restricted period the restricted stock units that have EPS or environmental performance goals are credited with dividend equivalents at the same rate as dividends paid on all other shares of outstanding common stock. The dividend equivalents on EPS and environmental restricted stock units are subject to all terms of the original grant. Payout of the EPS and environmental restricted stock units and the lapsing of restrictions on the transfer of restricted stock units are based on two separate performance criteria. Of the awarded restricted stock units, 75% (plus associated credited dividend equivalents) will be settled, and the restricted period will lapse, after Xcel Energy achieves either a specified fixed EPS target or EPS growth target, as noted in footnote 3, on or before the end of the specified performance period. Additionally, Xcel Energy’s annual dividend paid on its common stock must remain at or greater than the amount specified in footnote 3. If the minimum performance criteria is not achieved by the end of the performance period noted in footnote 3, all associated restricted stock units and dividend equivalents are forfeited.

The remaining 25% of the awarded restricted stock units (plus associated credited dividend equivalents) have a performance-based vesting schedule related to our strategy as an environmental leader. For these restricted stock units, the restriction period will lapse based on the achievement of activities or goals intended to result in emissions reductions. These goals were selected to further the corporate goal of environmental leadership, which includes prudently reducing our emissions and impact on the environment. Performance against the environmental targets will be measured at the end of the performance periods as noted in footnote 3. If the minimum performance criteria is not achieved by the end of the performance period noted in footnote 3, all associated restricted stock units and dividend equivalents shall be forfeited.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides additional information regarding stock options, restricted stock, performance-based restricted stock units and performance shares that were outstanding on December 31, 2011 for the Named Executive Officers listed in the Summary Compensation Table. Fractional share amounts have been rounded to the nearest whole share. This table also includes supplemental performance-based grants, as noted above, to NEOs who were promoted during an open performance period under the Phase-In Program.

	Stock Awards			Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (2)
Benjamin G.S. Fowke III	10,573	(3)	$292,228	9,264	(5)	256,044
	9,376	(4)	$259,164	3,163	(6)	87,428
				41,778	(7)	1,154,753
				7,970	(8)	220,288
				13,926	(9)	384,918
				2,657	(10)	73,438
				68,738	(11)	1,899,918
				25,046	(12)	692,271
				114,842	(13)	3,174,233
				21,038	(14)	581,490
Teresa S. Madden				1,387	(5)	38,344
				3,622	(7)	100,106
				1,207	(9)	33,369
				10,294	(11)	284,526
				9,954	(13)	275,129
				724	(15)	20,021
				3,913	(16)	108,147
				1,304	(17)	36,049
				5,738	(18)	158,598
				10,328	(19)	285,466
David M. Sparby	2,881	(4)	$79,628	4,891	(5)	135,178
				13,057	(7)	360,896
				4,352	(9)	120,299
				36,290	(11)	1,003,056
				35,892	(13)	992,055
Michael C. Connelly	13,121	(3)	$362,658	3,970	(5)	109,736
				10,199	(7)	281,902
				3,400	(9)	93,967
				29,460	(11)	814,274
				28,036	(13)	774,915

	Stock Awards		Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (2)
Kent T. Larson			9,351	(7)	258,451
			664	(15)	18,346
			3,107	(16)	85,864
			1,036	(17)	28,621
			5,256	(18)	145,276
			8,198	(19)	226,593
Marvin E. McDaniel, Jr.			3,107	(5)	85,882
			8,869	(7)	245,132
			2,956	(9)	81,711
			23,056	(11)	637,268
			24,380	(13)	673,863
Richard C. Kelly(20)			11,412	(5)	315,417
			17,450	(7)	482,323
			5,817	(9)	160,774
			112,903	(11)	3,120,639
			47,969	(13)	1,325,863

(1)	Values were calculated based on a $27.64 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange on December 30, 2011.

(2)	Amounts reflected exclude performance share awards and performance-based restricted stock unit awards that have a performance period ending on December 31, 2011. The Committee certified the achievement of the applicable performance measures for these awards on February 22, 2012, and they are included in the amounts in the column under the caption “Number of Shares Acquired on Vesting of Stock Awards” in the Option Exercises and Stock Vested Table on page 67.

(3)	Represents restricted stock, and credited dividend equivalents, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards for which they were otherwise entitled under the 2005 Annual Incentive Plan. One-third of the restrictions lapsed on March 1, 2012, and the remaining third of the restrictions will lapse on March 1, 2013 or the next available trading day if the designated date is not a trading day.

(4)	Represents restricted stock, and credited dividend equivalents, that the executive officers elected to receive in lieu of cash compensation for annual incentive awards for which they were otherwise entitled under the 2005 Annual Incentive Plan. One-third of the restrictions lapsed on March 1, 2012, one-third will lapse on March 1, 2013, and the remaining third of the restrictions will lapse on March 1, 2014 or the next available trading day if the designated date is not a trading day.

(5)	Represents performance-based restricted stock units granted January 1, 2010, and credited dividend equivalents, measured against environmental goals. If performance goals are not achieved on or before December 31, 2013, these awards shall be forfeited.

(6)	Represents performance-based restricted stock units granted August 24, 2011, and credited dividend equivalents, measured against environmental goals. If performance goals are not achieved on or before December 31, 2013, these awards shall be forfeited.

(7)	Represents performance-based restricted stock units granted January 1, 2011, and credited dividend equivalents, based on an EPS growth rate measured against December 31, 2010 EPS. The measurement date for the vesting of these awards is December 31, 2013.

(8)	Represents performance-based restricted stock units granted August 24, 2011, and credited dividend equivalents, based on an EPS growth rate measured against December 31, 2010 EPS. The measurement date for the vesting of these awards is December 31, 2013.

(9)	Represents performance-based restricted stock units granted January 1, 2011, and credited dividend equivalents, measured against an environmental target. The measurement date for the vesting of these awards is December 31, 2013.

(10)	Represents performance-based restricted stock units granted August 24, 2011, and credited dividend equivalents, measured against an environmental target. The measurement date for the vesting of these awards is December 31, 2013.

(11)	Represents performance shares granted January 1, 2010 for the performance period January 1, 2010 to December 31, 2012. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

(12)	Represents performance-based restricted stock units granted August 24, 2011 for the performance period January 1, 2010 to December 31, 2012. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

(13)	Represents performance shares granted January 1, 2011 for the performance period January 1, 2011 to December 31, 2013. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

(14)	Represents performance-based restricted stock units granted August 24, 2011 for the performance period January 1, 2011 to December 31, 2013. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

(15)	Represents performance-based restricted stock units granted September 19, 2011 and credited dividend equivalents, measured against environmental goals. If performance goals are not achieved on or before December 31, 2013, these awards shall be forfeited.

(16)	Represents performance-based restricted stock units granted September 19, 2011, and credited dividend equivalents, based on an EPS growth rate measured against December 31, 2010 EPS. If performance goals are not achieved on or before December 31, 2013, these awards shall be forfeited.

(17)	Represents performance-based restricted stock units granted September 19, 2011 and credited dividend equivalents, measured against environmental targets. The measurement date for the vesting of these awards is December 31, 2013.

(18)	Represents performance-based restricted stock units granted September 19, 2011 for the performance period January 1, 2010 to December 31, 2012. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

(19)	Represents performance-based restricted stock units granted September 19, 2011 for the performance period January 1, 2011 to December 31, 2013. Actual performance share payout values, while based on percentile performance, are also determined by the price of Xcel Energy common stock at payout. Values in the table assume maximum level performance.

(20)	Mr. Kelly retired on September 16, 2011. Long-term incentive grant values reflected in this table are prorated to reflect his retirement on September 16, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table discloses on a grant-by-grant basis the stock or similar awards that vested in 2011. Pursuant to the Stock Ownership Policy adopted by the Committee, each executive is required to hold the net shares acquired from these performance share awards and performance-based restricted stock unit awards for a period of at least one year from the date each award is paid. Fractional share amounts have been rounded to the nearest whole share.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(1)
Benjamin G.S. Fowke III	29,200	10,398	7,457	(2)	177,112	(3)
			37,232	(4)	984,042	(5)
			13,994	(6)	369,861	(7)
			22,029	(8)	583,758	(9)
			7,490	(10)	197,968	(7)
			7,343	(11)	194,586	(9)
			2,497	(12)	65,998	(7)
			28,062	(13)	741,680	(5)
			9,581	(14)	253,225	(7)
Teresa S. Madden	—	—	8,081	(4)	213,581	(5)
			832	(6)	21,990	(7)
			4,781	(8)	126,700	(9)
			440	(10)	11,621	(7)
			1,594	(11)	42,233	(9)
			146	(12)	3,856	(7)
			4,202	(13)	111,072	(5)
			2,195	(14)	58,022	(7)
David M. Sparby	—	—	1,762	(2)	41,846	(3)
			10,621	(4)	280,713	(5)
			7,855	(6)	207,608	(7)
			6,284	(8)	166,532	(9)
			4,233	(10)	111,881	(7)
			2,095	(11)	55,511	(9)
			1,411	(12)	37,294	(7)
			14,815	(13)	391,568	(5)
Michael C. Connelly	16,000	5,290	10,666	(2)	253,311	(3)
			19,030	(4)	502,963	(5)
			11,259	(8)	298,370	(9)
			3,753	(11)	99,457	(9)
			12,027	(13)	317,872	(5)
Kent T. Larson	—	—	763	(6)	20,166	(7)
			6,147	(8)	162,902	(9)
			1,579	(10)	41,741	(7)
			134	(12)	3,532	(7)
			9,451	(13)	249,780	(5)
			2,011	(14)	53,142	(7)
Marvin E. McDaniel, Jr.	4,700	1,880	6,875	(6)	181,706	(7)
			7,513	(8)	199,095	(9)
			3,705	(10)	97,929	(7)
			1,235	(12)	32,643	(7)
			9,413	(13)	248,773	(5)
Richard C. Kelly (15)	—	—	128,489	(4)	3,395,964	(5)
			57,017	(8)	1,510,945	(9)
			19,006	(11)	503,648	(9)
			34,569	(13)	913,664	(5)

(1)

Amounts reflected include performance share awards and performance-based restricted stock unit awards that have performance periods ending on December 31, 2011. The Committee certified the achievement of the applicable performance measures on February 22, 2012. Pursuant to the Stock Ownership Policy adopted by the Committee, each executive is required to hold the net shares acquired from these performance share awards and performance-based restricted stock unit awards for a period of at least one year from the date each award is paid.

(2)	Reflects vesting of restricted stock plus associated stock acquired with reinvested dividends received in lieu of cash compensation that certain NEOs elected to receive under the 2005 Annual Incentive Plan.

(3)	Value is based on the average of the high and low market price of Xcel Energy common stock on March 1, 2011, or $23.75, the date the restrictions lapsed.

(4)	Reflects vesting of performance shares for the performance period January 1, 2009 to December 31, 2011. Performance Shares were settled on February 22, 2012 following certification of satisfaction of performance measured by the Committee. Upon settlement, each officer received 50% of the performance share award in shares of Xcel Energy common stock with the remaining 50% paid in cash.

(5)	Value is based on the average high and low market price of Xcel Energy common stock on February 21, 2012, or $26.43, the date prior to the Committee certification.

(6)	Reflects vesting of performance-based restricted stock units (“Units’) based on a relative Total Shareholder Return measurement for the performance period January 1, 2009 to December 31, 2011. Units were settled on February 22, 2012 following certification of satisfaction of performance measured by the Committee. Upon settlement, each officer received 50% of the performance share award in shares of Xcel Energy common stock with the remaining 50% paid in cash.

(7)	Value is based on the closing market price of Xcel Energy common stock on February 21, 2012, or $26.43, the date prior to the Committee certification.

(8)	Reflects vesting of performance-based restricted stock units and associated dividend equivalent units based on an EPS growth metric granted in 2009. The number of Units includes credited dividend equivalents associated with the January 20, 2012 dividend as the record date for these dividend equivalents, December 27, 2011, was prior to settlement.

(9)	Value is based on the average high and low market price of Xcel Energy common stock on February 22, 2012, or $26.50, the date of Committee certification.

(10)	Reflects vesting of performance-based restricted stock units based on an EPS growth metric of $1.68 on or before December 31, 2012. The number of Units includes credited dividend equivalents associated with the January 20, 2012 dividend as the record date for these dividend equivalents, December 27, 2011, was prior to settlement.

(11)	Reflects vesting of performance-based restricted stock units and associated dividend equivalent units based on environmental goals granted in 2009. The number of Units includes credited dividend equivalents associated with the January 20, 2012 dividend as the record date for these dividend equivalents, December 27, 2011, was prior to settlement.

(12)	Reflects vesting of performance-based restricted stock units and associated dividend equivalent units based on achievement of environmental goals no later than December 31, 2012. The number of Units includes credited dividend equivalents associated with the January 20, 2012 dividend as the record date for these dividend equivalents, December 27, 2011, was prior to settlement.

(13)	Reflects vesting of performance-based restricted stock units and associated dividend equivalent units based on an EPS growth metric granted in 2010. The number of Units includes credited dividend equivalents associated with the January 20, 2012 dividend as the record date for these dividend equivalents, December 27, 2011, was prior to settlement.

(14)	Reflects vesting of performance-based restricted stock units and associated dividend equivalent units based on an EPS growth metric of $1.71 on or before December 31, 2013. The number of Units includes credited dividend equivalents associated with the January 20, 2012 dividend as the record date for these dividend equivalents, December 27, 2011, was prior to settlement.

(15)	All amounts shown for Mr. Kelly have been prorated to reflect his retirement on September 16, 2011.

PENSION BENEFITS

The Company maintains three defined benefit plans in which the NEOs are eligible to participate.

•	The Xcel Energy Pension Plan provides funded, tax-qualified benefits that are subject to compensation and benefit limits under the Internal Revenue Code.

•

The Xcel Energy Inc. Nonqualified Pension Plan (referred to as the “Nonqualified Pension Plan”) provides unfunded, non-qualified benefits for compensation that is in excess of the limits applicable to the Xcel Energy Pension Plan.

•

The Xcel Energy Supplemental Executive Retirement Plan (the “SERP”) provides unfunded, non-qualified benefits that are offset by benefits under the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Participation in the SERP is at the discretion of the Committee.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Benjamin G.S. Fowke III	Pension Plan	15	363,987	—
	Nonqualified Pension Plan	15	1,201,213	—
	SERP	15	2,750,384	1,350,000	(1)

Teresa S. Madden	Pension Plan	29	614,613	—
	Nonqualified Pension Plan	29	491,790	—

David M. Sparby	Pension Plan	30	1,014,160	—
	Nonqualified Pension Plan	30	830,102	—
	SERP	30	3,024,960	—

Michael C. Connelly	Pension Plan	21	457,279	—
	Nonqualified Pension Plan	21	738,655	—
	SERP	21	1,527,213	—

Kent T. Larson.	Pension Plan	30	602,718	—
	Nonqualified Pension Plan	30	305,204	—

Marvin E. McDaniel, Jr.	Pension Plan	24	499,946	—
	Nonqualified Pension Plan	24	523,474	—
Richard C. Kelly	Pension Plan	43	257,089	1,123,718	(2)
	Nonqualified Pension Plan	43	810,832
	SERP	43	19,105,357

(1)	In 2011, a $1,350,000 payment was made from Mr. Fowke’s SERP benefit pursuant to a qualified domestic relations order.

(2)	In connection with Mr. Kelly’s retirement, he received a lump sum of $1,118,623 paid on November 1, 2011 and three monthly payments of $1,698.24 each were made to his alternate payee from Mr. Kelly’s Pension Plan benefit.

Present Value of Accumulated Benefits — The Present Value of Accumulated Benefits is the present value of the annual pension benefit earned as of December 31, 2011 that would be payable under each plan for the executive officer’s life beginning at normal retirement age. Certain assumptions regarding interest rates and mortality were used to determine the present value of the benefit. Those assumptions are consistent with those used in Note 9, Benefit Plans and Other Postretirement Benefits, to Xcel Energy’s Consolidated Financial Statement, included as part of Xcel Energy’s 2011 Annual Report on Form 10-K. Normal retirement age for this purpose is defined by the various plans in which the executives participate. The Present Value of Accumulated Benefits is determined for each plan assuming benefits commence at the age described below:

•	Xcel Energy Pension Plan — Benefits are calculated assuming the normal retirement age is 65.

•	Nonqualified Pension Plan — Benefits are calculated assuming normal retirement age is 65.

•	SERP — Benefits are calculated assuming the normal retirement age is 62.

Payments Made During the Last Fiscal Year — Represents amounts actually paid from the listed plans due to an event calling for payment. Mr. Kelly was the only NEO who became eligible to receive payment under any of the plans due to his retirement on September 16, 2011.

The following narrative provides detailed information about the retirement benefits available to the NEOs.

Xcel Energy Pension Plan

There are three general benefit components payable under the Xcel Energy Pension Plan: the basic benefit, the retirement spending account and the social security supplement.

Basic Benefit

The basic benefit is determined under one of three formulas: the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. Mr. Sparby participates under the Traditional Benefit formula. Mr. Fowke, Ms. Madden, Mr. Connelly, Mr. McDaniel and Mr. Larson participate under the Pension Equity Benefit formula. Mr. Kelly participated under the Account Balance Benefit formula.

Traditional Benefit Formula

Under the Traditional Benefit formula, the basic benefit is determined as follows:

•

Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, equal to the sum of 1.1333% of the participant’s highest average monthly base pay plus .5% of highest average monthly base pay in excess of one-third of the monthly Social Security Wage Base for the current year, times years of credited service (up to 30 years).

•

Highest average monthly base pay is equal to the highest average monthly rate of base pay during any 48 consecutive months of covered employment. Base pay is regular salary, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and the Deferred Compensation Plan.

If a participant retires after earning 40 years of credited service, or reaching age 62 with 20 years of vesting service, or reaching Rule-of-90, the full accrued benefit described above is payable. If retirement occurs between ages 57 and 62 with at least 20 years of vesting service, the basic benefit is reduced 0.333% for each month that benefits commence prior to age 62. Mr. Sparby is eligible for early retirement under the Xcel Energy Pension Plan at the reduced rate discussed above.

If a participant terminates employment prior to reaching one of the retirement eligibility milestones described above, and terminates with at least three years of vesting service and commences benefits on or after age 57 but before age 65, the basic benefit is reduced 0.333% for each month that early commencement precedes age 65. If the participant’s age at commencement is less than 57, the benefit payable is the amount that is actuarially equivalent to the benefit payable at age 65.

Pension Equity Benefit Formula

The basic benefit is determined as follows:

•

Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s Pension Equity Plan (“PEP”) Balance. The PEP Balance is equal to 10% of the participant’s highest average pay (expressed on a monthly basis) times years of credited service times twelve (12).

•

Highest average pay is equal to the highest average monthly rate of base pay plus incentive pay during any 48 consecutive months of covered employment. Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

If a participant terminates employment before age 65 but after completing three years of vesting service, the benefit is calculated as described above but based on service and highest average pay at termination.

Account Balance Benefit Formula

The basic benefit is determined as follows:

•

Monthly benefit, payable as a single life annuity at the participant’s normal retirement age, which is the actuarial equivalent of the participant’s account balance. The account balance is determined as follows:

(a)	Retirement Program Credits

A retirement program credit is added to the account balance depending on age plus years of credited service and base pay for the year as follows:

Age + Years of Credited Service	Retirement Program Credits
55-59	5.25%
60-64	6.00%
65-69	7.00%
70-74	8.00%
75-79	9.00%
80 and more	10.00%

Base pay is regular, straight-time earnings, including employee contributions to the 401(k) Savings Plan, the Flexible Benefits Plan and, effective January 1, 2002, the Deferred Compensation Plan.

(b)	Transition Credits

Employees who were active participants in a predecessor plan may be eligible for transition credits. These credits are granted annually for up to five years from the effective date of the plan.

Age + Years of Credited Service	Transition Credits
56-58	7.00%
59-61	8.00%
62-64	9.00%
65 or more	10.00%

(c)	Interest

Interest is added to the account balance at the end of each plan year. Interest is based on the account balance at the beginning of the year. The rate of interest applied is equal to the average of the annual rate of interest on 30-year Treasury securities for the months of August and September of the preceding calendar year, but not less than 5% (5% for 2011).

If a participant terminates employment after completing three years of vesting service, the benefit is calculated as described above but based on service and pay through the date of termination. The account balance continues to accrue interest until the benefit is commenced.

If the participant elects an annuity and commences payment after age 55, the amount payable is determined by converting the account balance at commencement into an annuity based on a table of actuarial conversion factors.

Retirement Spending Account

The Retirement Spending Account annual benefit is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. In each case, the Retirement Spending Account is a monthly benefit, payable as a single life annuity that is the actuarial equivalent of the Retirement Spending Account balance. The Retirement Spending Account balance is the accumulated value at retirement of the initial account balance, annual credits, and annual interest credits.

•

Initial account balance equal to $1,400 times all years of service as of December 31, 2002, for former NCE participants and December 31, 1998 for former NSP participants. For all other participants, the initial account balance is zero.

•	Annual credits equal to $1,400.

•	Interest credits based on one-year treasury constant maturities plus 1%.

Social Security Supplement

The Social Security Supplement is the same whether a participant is in the Traditional Benefit formula, the Pension Equity Benefit formula or the Account Balance Benefit formula. In each case, the Social Security Supplement is a supplement that is paid from the participant’s retirement date to his or her retirement age for purposes of Social Security. The monthly supplement is equal to $50 times the number of years of service (limited to 20 years). Participants are eligible for the Social Security Supplement if they are (1) age 57 with 20 years of service, (2) age 55 and the sum of age and credited service is greater than or equal to 90 or (3) age 65 with 1 year of service.

Credited Service and Distributions

Generally, a participant’s years of credited service are based on the years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed in the above table for the Xcel Energy Pension Plan for all of the Company’s NEOs are based only on their period of service while employed by the Company and its predecessors.

Benefits provided under the Xcel Energy Pension Plan are based on compensation up to the compensation limit under Section 401(a)(17) of the Internal Revenue Code ($245,000 in 2011). In addition, benefits provided under the Xcel Energy Pension Plan may not exceed a benefit limit under Section 415(b) of the Internal Revenue Code ($195,000 payable as a single life annuity beginning at normal retirement age in 2011).

Benefits are payable under one of the optional forms of payment elected by the participant, including a lump sum. Benefits under the Xcel Energy Pension Plan are funded by an irrevocable tax-exempt trust. A participant’s benefit under the Xcel Energy Pension Plan is payable from the assets held by the tax-exempt trust.

Nonqualified Pension Plan

The Nonqualified Pension Plan replaces the benefit that would have been payable through the Xcel Energy Pension Plan if not limited as noted above by Internal Revenue Code sections 401(a)(17) and 415(b). All active participants must receive their Nonqualified Pension Plan benefit as a lump sum.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the Nonqualified Pension Plan for all of the Company’s NEOs are based only on their period of service while employed by the Company and its predecessors.

The Nonqualified Pension Plan is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the Nonqualified Pension Plan are general creditors of the Company with respect to the payment of their Nonqualified Pension Plan benefits. The executive officer’s account under the Nonqualified Pension Plan cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order.

Supplemental Executive Retirement Plan

In 2008, the Board of Directors closed the SERP to additional participants. The SERP provides a target percentage of final average compensation based on years of service, offset by the benefits received from the Xcel Energy Pension Plan and the Nonqualified Pension Plan. Final average compensation for the SERP is defined as the average of the highest three calendar years of compensation during the five calendar year period immediately preceding the calendar year in which the participant retires or terminates employment. Compensation is defined as the participant’s base pay plus any annual incentive earned for that year regardless of whether such annual incentive is paid in that year or in the next year under the Company’s regular annual incentive plans.

The SERP benefit, defined as a 20-year certain annuity, accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of final average compensation minus (b) any other qualified or nonqualified benefits. The Retirement Spending Account and Social Security Supplement are not included in the offset. The SERP benefit is payable as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year certain annuity. Benefits generally are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62.

Generally, a participant’s years of credited service are based on their years of employment with the Company and its predecessors. However, in certain cases, credit for service prior to participation in the plan may be granted. The years of credited service listed above for the SERP for the NEOs are based only on their period of service while employed by the Company and its predecessors.

The SERP is unfunded and maintained as a book reserve account. No funds are set aside in a trust or otherwise; participants in the SERP are general creditors of the Company with respect to the payment of their SERP benefits. The executive’s account under the SERP cannot be sold, transferred or otherwise anticipated before it becomes payable under the terms of the plan, other than through a qualified domestic relations order. The SERP is a discretionary plan and NEOs who participate in the SERP were by recommendation and approval of the Committee.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the amounts deferred by the NEOs and the Company’s matching contributions during 2011.

Name	Executive Contributions in 2011 ($)(1)	Registrant Contributions in 2011 ($)(2)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Dec. 31, 2011($)(3)
Benjamin G.S. Fowke III	59,219	29,609	3,752	—	584,450
Teresa S. Madden	306,054	5,732	21,363	—	1,321,176
David M. Sparby	136,591	—	(34,259)	—	999,701
Michael C. Connelly	23,000	10,150	(467)	—	165,727
Kent T. Larson	17,659	5,877	(7,288)	—	201,947
Marvin E. McDaniel, Jr.	82,288	7,750	(422)	—	277,009
Richard C. Kelly	62,311	27,356	74,462	—	1,373,916

Wealth Op Deferred Program:
David M. Sparby	—	—	9,490	—	184,176
Michael C. Connelly	—	—	13,792	—	267,669

(1)	Amounts shown are included in the column titled “Salary” in the Summary Compensation Table on page 58.

(2)	Amounts shown reflect our matching contributions (above applicable Internal Revenue Code limits) into our deferred compensation plan during 2011, and are included in “All Other Compensation” in the Summary Compensation Table. These amounts are described in footnote 6 to the Summary Compensation Table.

(3)	Of the amounts shown, the following were included in the column titled “Salary” in the Summary Compensation Table for 2009 and 2010: Mr. Fowke: $80,400; Mr. Sparby: $109,000; Mr. Connelly: $40,200; Mr. McDaniel: $18,000; and Mr. Kelly: $166,250.

Deferred Compensation Plans

On an annual basis, executives and key employees may elect to defer up to 75% of base pay, and up to 100% of the annual incentive payable in the following calendar year, into the Deferred Compensation Plan. In addition, if the executive participates under the Account Balance benefit formula or Pension Equity benefit formula of the Company’s qualified pension plan, the Company will contribute a matching contribution into the Deferred Compensation Plan. The Company matches 50% of eligible deferrals in the Deferred Compensation Plan, not to exceed 4% of eligible wages defined as base salary minus the maximum salary an employee can receive a full match in the 401(k) plan due to IRS employee contribution limits. For 2011, the maximum salary was $206,250. Company matches are credited to the Xcel Energy Common Stock Fund. The Company may also make discretionary contributions but did not do so in 2011. Wealth Op is a legacy non-qualified deferred compensation plan sponsored by a predecessor company, Northern States Power Company, beginning in 1984 through the late-1990s, when the Company froze the plan to new contributions.

Both the Deferred Compensation Plan and Wealth Op plans are unfunded and represent general unsecured obligations of Xcel Energy. In other words, participants’ account balances will be paid only if Xcel Energy has the ability to pay. Accordingly, account balances may be lost in the event of Xcel Energy’s bankruptcy or insolvency.

Investment Funds

Deferred Compensation Plan.    The investment fund options under the Deferred Compensation Plan consist of those options available to all employees under the 401(k) Plan, including the Xcel

Energy Common Stock Fund, except that the Vanguard Brokerage account option is not available under the Deferred Compensation Plan. As under the 401(k) Plan, participants may change their assumed investment fund on a daily basis.

Wealth Op Plan.    Previously deferred amounts into the Wealth Op Plan receive annual interest credits based on either a fixed or a variable interest rate, as elected by the participant at the time of original participation, which election may not be changed. Participant’s who elected the fixed interest rate Wealth Op accounts are credited with earnings based on 120% of the 10-year rolling average of the 10-Year Treasury Note, compounded annually, which was 4.98% for 2011. This additional return is included in the above-market earnings on deferred compensation in the Summary Compensation Table.

Distribution Options

For the Deferred Compensation Plan, the executive’s account is payable on the earlier of a specific year or the executive’s separation of service or death, and will be paid in a lump sum or in ten equal annual installments as elected by the executive or, if no election is made, in a lump sum.

•	If a specific year is elected, a lump sum distribution will be made around January 31st of the elected year – or separation of service, whichever occurs first.

•

Distributions based on separation of service will be made (or will begin) around the next January 31st or July 31st that first follows the sixth-month anniversary of the executive’s separation of service.

•

In the event of the executive’s death, payment to the executive’s beneficiary will be made in a lump sum unless the executive was already receiving installment payments. In that case, the installment payments will continue to be paid to the executive’s beneficiary.

•	The executive can receive a distribution in the event of an extreme financial hardship that cannot be satisfied by any other means.

For the Wealth Op plan, payments commence the January 31st following a Participant’s retirement, death, disability or other separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We provide severance benefits to our executive officers under the Xcel Energy Senior Executive Severance and Change in Control Policy (as amended, the “Severance Policy”). As discussed above, we provide the Severance Policy to provide a market-competitive severance benefit and to manage any potential risks and changes in the event the Company were to undergo a change in control. Each of our current NEOs is a participant in the Severance Policy. Additional participants may be named by the Board or the Committee from time to time.

Under the Severance Policy, a participant whose employment is terminated will receive severance benefits unless:

•

the employer terminated the participant for cause, which for this purpose includes termination for (i) the willful and continued failure of a participant to perform substantially his or her duties, after a written demand for substantial performance, or (ii) the willful engagement by a participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

•	termination was because of the participant’s death, disability or retirement;

•	the participant’s division, subsidiary or business unit was sold and the buyer agreed to continue the participant’s employment with specified protections for the participant; or

•	the participant terminated voluntarily.

The severance benefits for executive officers under the Severance Policy include the following payments:

•	a lump sum cash payment equal to the participant’s annual base salary and target annual incentive award;

•	prorated target annual incentive compensation for the year of termination paid in a lump sum;

•	a lump sum cash payment of $30,000 for outplacement services;

•

a lump sum cash payment equal to the value of the additional amounts that would have been credited to or paid on behalf of the participant under pension and retirement savings plans if the participant had remained employed for one additional year; and

•	continued medical, dental and life insurance benefits for one additional year.

If the participant is terminated, including a voluntary termination following a diminution in salary, benefits or responsibilities, within two years following a change in control the participant will receive benefits under the Severance Policy similar to the severance benefits described above, except as follows:

•	the cash payment of the participant’s annual base salary and target annual incentive award will be increased by a severance multiplier of two or three times, depending upon the participant’s tier;

•	the cash payment for the value of additional retirement savings and pension credits will be for two or three years, depending upon the participant’s tier; and

•	medical, dental and life insurance benefits will be continued for two or three years, depending upon the participant’s tier.

In addition, a subset of the participants entitled to enhanced benefits upon a change-in-control will be entitled to receive an additional cash payment to make the participant whole for any excise tax on excess parachute payments that he or she may incur, with certain limitations specified in the Severance Policy. This section of the Severance Policy was modified October 26, 2011 to eliminate the gross up feature for new participants in the policy and for current participants whose benefit levels change after such date.

For these purposes, a change of control generally means (i) any acquisition of 20% or more of either our common stock or combined voting power (subject to limited exceptions for acquisitions directly from us, acquisitions by us or one of our employee benefit plans, or acquisitions pursuant to specified business combinations in which (a) our shareholders will own more than 60% of the shares of the resulting corporation, (b) no one person will own 20% or more of the shares of the resulting corporation, and (c) a majority of the board of the resulting corporation will be our incumbent directors), (ii) directors of the Company as of the date of the Severance Policy and those directors who have been elected subsequently and whose nomination was approved by such directors fail to constitute a majority of the Board, (iii) a merger, share exchange or sale of all or substantially all of the assets of the Company (each, a “business combination”) (except those business combinations that satisfy clauses (a), (b) and (c) above), or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

In addition, pursuant to the terms of the Company’s incentive compensation plans, upon a change in control, all unvested shares of restricted stock will vest immediately and all cash-based awards, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The amounts payable in cash for each of the NEOs relating to the performance shares and restricted stock units are included in the “Incentive Compensation” row of the “Termination upon Change in Control” column in the table of Aggregate Termination Payments below. Additionally, restrictions would lapse on the following shares of restricted stock: Benjamin G.S. Fowke III, 19,949 shares with an aggregate value of $551,392; David M. Sparby, 2,881 shares with an aggregate value of $79,628; Michael C. Connelly, 13,121 shares with an aggregate value of $362,658.

To receive the benefits under the Severance Policy, the participant must also sign an agreement releasing all claims against the employer and its affiliates and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers for one year.

Disability Benefits

All disability benefits for NEOs and all active Xcel Energy employees are provided through an insured arrangement with a third party administrator/insurer. Each of the NEOs is eligible for a disability benefit in the event of a total and permanent disability. This disability benefit is generally available to all employees of the Company.

For participants in the long-term disability benefit, the monthly disability benefit payable is equal to 60% of the participant’s basic monthly earnings, limited to a maximum $25,000 monthly benefit. This monthly benefit would be payable until normal retirement age, or for those participants becoming disabled after age 63, for a specific period of time.

Retirement Benefits

Upon retirement, the executive officers will be entitled to receive the retirement benefits described above under the caption “Pension Benefits” on pages 69 to 73 and the nonqualified deferred compensation described under the caption “Nonqualified Deferred Compensation” on pages 74 to 75.

Outstanding Incentive Compensation Awards

As discussed above, pursuant to the terms of the Company’s incentive compensation plans, in the event there is a change in control, all stock-based awards, such as restricted stock, will vest immediately and any awards that may be settled in cash or stock, such as performance shares and restricted stock units, will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels.

The treatment of other stock-based awards, such as restricted stock, restricted stock units, and performance shares in situations other than a change in control, is as follows:

Award	Voluntary Termination	Involuntary Termination With or Without Cause	Retirement	Death or Disability
Performance Shares	Unvested shares are forfeited	Unvested shares are forfeited	Unvested shares prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	Remain outstanding on original terms and conditions
Performance-based Restricted Stock Units	Unvested units are forfeited	Unvested units are forfeited	Unvested units prorated until date of retirement, with actual payment dependent upon the achievement of performance goals	For 2009 and 2010 grants, restrictions on units lapse For 2011 grants and all phase-in grants, units remain outstanding on original terms and conditions
Restricted Stock	Forfeited	Forfeited	Forfeited	Restrictions lapse

Aggregate Termination Payments

This section explains the payments and benefits to which the NEOs are entitled in various termination of employment scenarios. The intent of this section is to isolate those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs will receive following termination as they are also entitled to receive their vested balances under pension and deferred compensation plans, as disclosed previously, under all employment termination scenarios, the payments of long-term incentive awards, as described in the table above, leadership awards, if granted, under the Amended and Restated Executive Annual Discretionary Award Plan, and annual incentive awards at target, in the event of a change in control, or at actual performance levels for all other events, as disclosed in the Grant of Plan Based Awards Table on pages 60 to 61.

For purposes of preparing this table, we have assumed that (i) the NEOs were terminated on December 31, 2011, and (ii) that the price of our common stock was $27.64 (the closing price on December 30, 2011). For Mr. Kelly, we have reported the actual payments triggered by his retirement on September 16, 2011.

Name	Termination upon Change in Control(4)		Voluntary Termination/ Retirement	Involuntary Termination with Cause	Involuntary Termination without Cause	Death
Benjamin G.S. Fowke III
Severance Payments	$6,600,000		$—	$—	$2,200,000	$—
Retirement/Pension(1)	4,285,266		258,760	258,760	1,815,397	—
Benefits(2)	192,252		—	—	84,084	—
Incentive Compensation	5,902,217	(3)	—	—	—	—
Tax gross-up	5,546,507		—	—	—	—
Paid-time-off (PTO) cash out	4,585		4,585	4,585	4,585	4,585

Total	$22,530,827		$263,345	$263,345	$4,104,066	$4,585
Teresa S. Madden
Severance Payments	$2,153,250		$—	$—	$717,750	$—
Retirement/Pension(1)	1,160,538		199,642	199,642	498,110	199,642
Benefits(2)	124,897		—	—	61,632	—
Incentive Compensation	837,897	(3)	—	—	—	—
Tax gross-up		(5)	—	—	—	—
PTO cash out	35,135		35,135	35,135	35,135	35,135

Total	$4,311,717		$234,777	$234,777	$1,312,627	$234,777
David M. Sparby
Severance Payments	$2,623,500		$—	$—	$874,500	$—
Retirement/Pension(1)	1,738,058		952,826	952,826	1,258,899	—
Benefits(2)	92,534		—	—	50,845	—
Incentive Compensation	1,693,556	(3)	—	—	—	—
Tax gross-up	2,182,949		—	—	—	—
PTO cash out	61,154		61,154	61,154	61,154	61,154

Total	$8,391,751		$1,013,980	$1,013,980	$2,245,398	$61,154
Michael C. Connelly
Severance Payments	$2,208,000		$—	$—	$736,000	$—
Retirement/Pension(1)	568,764		383,466	383,466	518,254	—
Benefits(2)	142,126		—	—	67,375	—
Incentive Compensation	1,642,857	(3)	—	—	—	—
Tax gross-up	1,427,437		—	—	—	—
PTO cash out	13,712		13,712	13,712	13,712	13,712

Total	$6,002,896		$397,178	$397,178	$1,335,341	$13,712
Kent T. Larson
Severance Payments	$2,040,000		$—	$—	$680,000	$—
Retirement/Pension(1)	1,518,449		263,448	263,448	807,796	263,448
Benefits(2)	137,704		—	—	65,901	—
Incentive Compensation	577,218	(3)	—	—	—	—
Tax gross-up		(5)	—	—	—	—
PTO cash out	18,798		18,798	18,798	18,798	18,798

Total	$4,292,169		$282,246	$282,246	$1,572,495	$282,246
Marvin E. McDaniel, Jr.
Severance Payments	$1,920,000		$—	$—	$640,000	$—
Retirement/Pension(1)	954,679		233,735	233,735	580,417	233,735
Benefits(2)	120,481		—	—	60,160	—
Incentive Compensation	1,068,290	(3)	—	—	—	—
Tax gross-up	1,366,717		—	—	—	—
PTO cash out	29,231		29,231	29,231	29,231	29,231

Total	$5,459,398		$262,966	$262,966	$1,309,808	$262,966
Richard C. Kelly(6)
PTO cash out	—		$44,472	—	—	—

Total	—		$44,472	—	—	—

(1)	Represents the actuarial present value of pension benefits that would be received upon a specified termination event over and above those included in the Pension Benefits Table on page 69, which the executive officers also would be entitled to receive, except upon death, in which case the SERP benefit, for participating NEOs, would be reduced by 50%. The amounts shown in the Pension Benefits Table are based on prescribed assumptions for age at payment, interest rate and mortality. In the event of immediate termination of employment, benefits would be calculated using actual assumptions set forth in the pension plan documents, which differ from the prescribed assumptions used for purposes of calculating the actuarial present value of accumulated benefits for the Pension Benefits Table. In addition, the retirement benefits payable subsequent to specific events (for example, a change in control) will be modified as described above. The retirement amounts shown in this section represent the increase, if any, in the present value of pension benefits due to the difference in assumptions for age at payment, interest rates and mortality. These amounts also reflect the increase due to changes in benefit level required for the specific termination event identified in the table.

(2)	Included in the amounts reported under “Benefits” for all NEOs is $30,000 for outplacement services. Amounts also include the dollar value of continued medical, dental and life insurance benefits for three additional years in the event of a Termination upon Change in Control or one additional year in the event of an Involuntary Termination without Cause as set forth below. For these purposes we have assumed that health care costs will increase at the rate of 10% per year.

	Benjamin G.S. Fowke III	Teresa S. Madden	David M. Sparby	Michael C. Connelly	Kent T. Larson	Marvin E. McDaniel, Jr.
3 Years	$38,502	$42,697	$58,334	$56,926	$56,704	$42,481
1 Year	$12,834	$14,232	$19,445	$18,975	$18,901	$14,160

Amounts in this row also include the dollar value of the additional matching contributions to the Qualified and Nonqualified Savings Plans for three additional years in the event of a Termination upon Change in Control or one additional year in the event of an Involuntary Termination without Cause as set forth below:

	Benjamin G.S. Fowke III	Teresa S. Madden	David M. Sparby	Michael C. Connelly	Kent T. Larson	Marvin E. McDaniel, Jr.
3 Years	$123,750	$52,200	$4,200	$55,200	$51,000	$48,000
1 Year	$41,250	$17,400	$1,400	$18,400	$17,000	$16,000

(3)	Represents the dollar value of all performance shares and restricted stock units that will vest and be paid out immediately in cash as if the applicable performance goals had been obtained at target levels. This amount includes the value of restricted stock for which restrictions would lapse, which values are set forth on page 77.

(4)	Amounts in this column relate to amounts payable if a change in control, as defined in the Severance Policy, occurs and the executive officer is terminated within two years of such event.

(5)	In October 2011, the Committee approved a change to the Severance Policy that eliminated the gross up benefit to any new participants.

(6)	Upon retirement on September 16, 2011, Mr. Kelly became entitled to receive retirement benefits disclosed in the Pension Benefits Table on page 69 and the deferred compensation disclosed in the Nonqualified Deferred Compensation Table on page 74. Mr. Kelly’s outstanding and unvested performance shares and performance-based restricted stock awards are prorated through September 16, 2011 as disclosed in the Outstanding Equity Awards at Fiscal Year End Table on pages 64 to 65, with actual payment dependent upon the achievement of performance goals.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	3,447,164	n/a	7,415,776
Equity compensation plans not approved by security holders	n/a	n/a	(2)

(1)	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
	Xcel Energy Inc. 2005 Long-Term Incentive Plan (amended and restated effective February 17, 2010)	2,970,455	(3)	n/a	4,446,727	(4)
	Xcel Energy Inc. Executive Annual Incentive Award Plan (amended and restated effective February 17, 2010)	—		n/a	1,036,011
	Stock Equivalent Plan for Non-Employee Directors	476,709		n/a	1,933,038

(2)	The Xcel Energy Stock Equivalent Plan for Non-Employee Directors, as amended and restated, was first approved by shareholders at our 2004 annual meeting. For awards made prior to this shareholder approval, the number of shares of the Company’s common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

(3)	Includes performance shares, performance-based restricted stock units and reinvested dividend equivalents with respect to certain performance-based restricted stock units. For performance shares and performance-based restricted stock units and associated dividend equivalent units, the actual number of securities to be paid out depends upon the level of achievement of the applicable performance goal. Awards may be paid out in cash, stock or a combination thereof. Amounts reflected in this table assume payout in shares at 200% for performance shares and TSR units and 150% for performance-based restricted stock units. Performance-based restricted stock units and performance shares are subject to forfeiture if the threshold performance level is not achieved and as described on page 78.

(4)	Awards can take the form of stock options, stock appreciation rights, restricted stock, bonus stock, restricted stock units, performance shares or performance units.

INFORMATION ABOUT RELATED PERSONS

Related Person Transaction

Robert McDaniel, who is the brother to Marvin McDaniel, Jr., the Company’s Senior Vice President and Chief Administrative Officer, is the former Vice President, Transmission and Distribution — West of MYR Group, Inc. and former Vice President of one of its operating subsidiaries, Sturgeon Electric. Mr. Robert McDaniel left his position with MYR Group during the first quarter of 2011, and currently serves as the Senior Vice President and General Manager of Atkinson Power LLC. Sturgeon Electric and Atkinson Power are vendors that have bid upon projects involving electric transmission and distribution construction and maintenance as well as street lighting for two of our operating subsidiaries. Neither Sturgeon Electric nor Atkinson Power operates any electrical systems. In his positions with Sturgeon Electric and Atkinson Power, Mr. Robert McDaniel managed employees who were directly responsible for negotiating construction and maintenance contracts with our operating subsidiaries, and is the individual ultimately responsible for the vendor-client relationship between each entity and two of our operating subsidiaries.

During the first quarter of 2011, Public Service Company of Colorado (“PSCo”) and Southwestern Public Service Company (“SPS”) jointly paid Sturgeon Electric approximately $10.5 million for work related to transmission and distribution system construction. PSCo and SPS also paid another MYR Group subsidiary, Great Southwestern Construction Inc., approximately $1.6 million for work related to transmission and distribution system construction. In October 2011, after Mr. Robert McDaniel had joined Atkinson Power, it offered a bid to provide SPS emergency and maintenance services on an “as needed” basis over a three-year period and was selected as one of the emergency providers. SPS and Atkinson Power are currently negotiating the terms of the Master Storm Restoration Agreement. In December 2011, Atkinson Power also offered a bid and was selected as the contractor to provide construction for an SPS transmission project While there is no guarantee that SPS and Atkinson Power will reach agreement on the terms of the Master Storm Restoration Agreement or that Atkinson’s services will be required during the term of the agreement, we currently expect that total payments under both contracts would not exceed $4 million. No payments have been made to Atkinson Power under either contract to date.

The contracts with Sturgeon Electric and Atkinson Power were awarded through a competitive bidding process, which considered cost, skill, industry reputation, prior work history, and adaptability of the vendor for use of current technologies for future technology scenarios. Mr. Robert McDaniel was not compensated directly by the MYR Group, Inc. for the amount of work with PSCo or SPS. As an officer of the MYR Group, Inc. he earned a base salary and had an opportunity for incentive compensation based on several factors, including the overall profitability of MYR Group, Inc. In his position with the Company, Mr. Marvin McDaniel, Jr., is not directly or indirectly involved in the negotiations of contracts or similar agreements with MYR Group, Inc. or its subsidiaries or Atkinson Power LLC or its affiliates. Mr. Marvin McDaniel, Jr., is not directly or indirectly involved with the performance of the above-mentioned contracts or similar agreements.

Related Person Transaction Policy

In 2008, the Board adopted a written policy that sets forth our procedures for the review, consideration and approval or ratification of transactions involving Xcel Energy if one of our directors, nominees for director, executive officers or shareholders owning more than five percent of our common stock, or their immediate family members, has a material interest and the amount of the transaction or series of transactions exceeds $120,000. The Committee has the responsibility for reviewing these transactions. In addition, the full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual independence review. In determining whether to approve or ratify any such transactions, the Committee must analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Person Transaction:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The role the Related Person has played in arranging the Related Person Transaction;

•	The structure of the Related Person Transaction; and

•	The interests of all Related Persons in the Related Person Transaction.

Whether or not a related person has a “material interest” in a transaction is a facts and circumstances determination and the factors for the Committee to consider in this determination include the relationship of the related persons to the transaction, and with each other, the importance of the interest to the person having the interest and the amount involved in the transaction, as well as any other facts or circumstances deemed relevant by the Committee in making such determination.

The Committee will approve a Related Person Transaction only if the Committee determines that the Related Person Transaction is beneficial to the Company and the terms of the Related-person Transaction are fair to the Company.

The transactions described above under “Related Person Transaction” were reviewed and approved under this policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to its charter, which it reviews at least annually. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent auditors, Deloitte & Touche LLP, are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee has:

•

Considered and discussed the audited financial statements with management and our independent auditors. The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	Discussed with our independent auditors the matters required to be discussed by Statements on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance;

•

Received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of Deloitte & Touche LLP with them;

•

Reviewed and pre-approved the services provided by our independent auditors other than their audit services and considered whether the provision of such other services by our independent auditors is compatible with maintaining their independence; and

•

Discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits for the year 2011. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission. The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for 2012. Shareholder ratification of this appointment is included as Proposal No. 2 in these proxy materials.

Submitted by the Audit Committee of the Xcel Energy Board of Directors

Albert F. Moreno, Chair	Kim Williams
A. Patricia Sampson	Timothy V. Wolf

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has audited the Company’s consolidated financial statements since 2002. Audit services provided by Deloitte & Touche LLP in 2011 included the audits of consolidated financial statements and management’s assessment of internal control over financial reporting of the Company; reviews of interim consolidated financial information; and consultation on matters related to accounting and financial reporting. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the annual audit of the Company’s and Company subsidiaries’ annual financial statements for 2011 and 2010, the review of the Company’s and Company subsidiaries’ interim consolidated financial statement for each quarter in 2011 and 2010, and for audit-related, tax and other services performed in 2011 and 2010 (thousands of dollars).

	2011	2010
Audit Fees(1)	$4,239	$4,553
Audit-Related Fees(2)	386	615
Tax Fees(3)	204	131

Total	4,829	5,299

(1)	Includes annual audit of the Company’s and Company subsidiaries’ financial statements and management’s assessment of our internal control over financial reporting, reviews of interim consolidated financial information, consultation on matters related to financial reporting, and comfort letters and agreed upon procedures and consents for securities offerings.

(2)	Fees reported for 2011 include $209,000 for employee benefit plan audits, $77,000 for required rate case filing package review procedures in New Mexico and $100,000 for other audits and accounting consultations. Fees reported for 2010 include $209,000 for employee benefit plan audits, $316,000 for required rate case filing package review procedures in Texas and $90,000 for other audits and accounting consultations.

(3)	Fees reported for 2011 include $27,000 for tax compliance services and $177,000 for tax planning services. Fees reported for 2010 included $27,000 for tax compliance services and $104,000 for tax planning services.

Audit Committee Pre-Approval Policies

Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All audit-related fees, tax fees and all other fees for 2011 and 2010 were pre-approved by the Audit Committee.

OTHER BUSINESS

Management does not know of any business, other than that described in this proxy statement, that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Directors,

CATHY J. HART

Corporate Secretary

Minneapolis, Minnesota

DRIVING DIRECTIONS

From I-40 East

On I-40 westbound take Exit #70 (Downtown/North US287/87). Bear right and continue onto Buchanan. The Civic Center will be on the right.

From I-40 West

On I-40 eastbound take Exit #70 (Downtown/North US287/87). Bear left and merge onto northbound US287/87. Turn right and merge onto Buchanan. The Civic Center will be on the right.

From US-287 North

On US 87/287 southbound proceed south to Downtown Interchange. Bear left and merge onto Pierce Street. Continue south on Pierce to SE 6th Ave. Turn left onto 6th Ave. The Civic Center will be directly ahead.

From I-27 South

On I-27 northbound proceed north to Downtown Interchange. Turn right and merge onto S. Buchanan. The Civic Center will be on the right.

Note: Parking is available in the Globe News Center parking lot, across the street from the Civic Center. Attendees should enter the Civic Center at entrance 11.

Exhibit A

Explanatory Note: The Amended and Restated Articles of Incorporation of Xcel Energy Inc. presented below reflect the deletion of the following Sections in their entirety, which related to terms of preferred stock that are no longer outstanding. Article V, Sections 3, 4, 5.a and 5.b; Sections 6 through 12; and Section 14, as contemplated by Proposal No. 4, and the renumbering of Article V, Section 3.c as Article V, Section 3. Except for the sections deleted in their entirety as identified above which have been omitted, proposed additions are underlined and proposed deletions are indicated by strike-through.

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

XCEL ENERGY INC.

(a Minnesota Corporation)

As Amended ~~May 18, 2011~~            , 2012

These Amended and Restated Articles of Incorporation of Xcel Energy Inc., a corporation incorporated under Chapter 302A of the Minnesota Statutes, the Minnesota Business Corporation Act, supersede and take the place of the existing Restated and Amended Articles of Incorporation and all prior amendments thereto.

ARTICLE I.

NAME AND ADDRESS

The name of this Corporation is Xcel Energy Inc. The address of the registered office of the Corporation is 380 Jackson Street #700, St. Paul, Minnesota 55101. The name of the registered agent of the Corporation is Corporation Service Company.

ARTICLE II.

PURPOSE

The Corporation is organized for general business purposes, including but not limited to acquiring, maintaining and operating facilities by or through which the Corporation can provide communication, transportation, water, light, heat, or power to the public and to acquire and hold rights and franchises for the occupation and use of property for providing public utility services.

ARTICLE III.

DURATION

The period of duration of this Corporation shall be perpetual.

ARTICLE IV.

DIRECTORS

1. Board of Directors

The management of this Corporation shall be vested in a Board of Directors composed of not less than seven and not more than fifteen members, who shall be elected by the shareholders of the Corporation in the manner provided by the Bylaws. It shall not be necessary that directors be shareholders in the Corporation. The number of directors shall be fixed from time to time in such manner as may be provided by the Bylaws. Vacancies in the Board caused by an increase in the number of directors or by death, resignation, disqualification, or other cause, may be filled by the remaining directors or by the shareholders at an annual or special meeting, as may be provided by the Bylaws.

2. Action Without a Meeting

Any action required or permitted to be taken at a meeting of the Board of Directors of the Corporation not needing approval by the shareholders under the Minnesota Business Corporation Act may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

ARTICLE V.

DESCRIPTION OF CAPITAL STOCK

The total authorized number of shares that may be issued by the Corporation and that the Corporation will henceforth be authorized to have is one billion seven million (1,007,000,000) of the par value per share hereinafter set forth.

A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

1. Authorized Number and Classes of Shares

Such shares shall be divided into two classes to be designated, respectively, Preferred Stock and Common Stock. The total authorized number of shares of Preferred Stock is seven million (7,000,000) having a par value of one hundred dollars ($100.00) per share, and the total authorized number of shares of Common Stock is one billion (1,000,000,000) having a par value of two dollars and fifty cents ($2.50) per share.

2. Issuance and Terms of Preferred Stock

The Preferred Stock may be issued in series, each of which series shall have such distinctive designation as may be fixed by the Board of Directors prior to the issuance or allotment of any share of such series, provided that such designation shall in each case include the words “Preferred Stock.” The Board of Directors is hereby authorized~~, within the limitations and restrictions hereinafter stated,~~ to fix from time to time, in respect of shares of Preferred Stock at the time unallotted, the dividend rates and times of payment, the redemption price, ~~and~~the liquidation price or preference as to assets in voluntary liquidation, and the other relative rights and preferences of the shares of any series of Preferred Stock ~~(except the series designated “Cumulative Preferred Stock, $3.60 Series,” in respect of which such provisions are hereinafter set forth)~~ and the number of shares constituting any series of Preferred Stock.

~~c.~~3. Cumulative Voting

~~The holders of shares of stock of any class entitled to vote at a meeting for the election of directors shall have the right to cumulate their votes at such election in the manner provided by the Minnesota Business Corporation Act.~~No shareholder of the Corporation shall have any cumulative voting rights.

~~13.~~ 4. Rights of Unissued Stock or Other Securities

No holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any issued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities convertible into shares of stock, or any class or series thereof; but any such unissued or additional shares, rights, options, or warrants or convertible securities of the Corporation may, from time to time, be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms, as the Board of Directors may, in its discretion, determine, without offering any part thereof to any shareholders of any class or series then of record; and any shares, rights, options or warrants or convertible securities which the Board of Directors may at any time determine to offer to shareholders for subscription may be offered to holders of shares of any class or series at the time existing, to the exclusion of holders of shares of any or all other classes or series at the time existing, in each case as the Board of Directors may, in its discretion, determine.

ARTICLE VI.

LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or for liability arising under Section 80A.76 of Minnesota Statutes for the unlawful sale of securities; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article VI becomes effective. If the Minnesota Business Corporation Act is further amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any amendment to the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

VII.

AMENDMENT OF BYLAWS

Authority to make and alter the Bylaws of the Corporation is hereby vested in the Board of Directors of the Corporation, subject to the power of the shareholders to change or repeal such Bylaws; provided, however, the Board of Directors shall not make or alter any bylaw fixing their number, qualifications, classifications, or term of office.

VIII.

MAJORITY VOTING

Subject to the rights, if any, of the holders of one or more classes or series of preferred stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees (other than nominees withdrawn on or prior to the day preceding the date the Corporation first mails its notice for such meeting to the shareholders) exceeds the number of directors to be elected. For purposes of Article VIII, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of the Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that director.

Annual Meeting Guidelines

In the interest of an orderly and constructive meeting, the following guidelines will apply to Xcel Energy’s 2012 Annual Meeting of Shareholders:

1.	All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. You must reserve an admission ticket in order to attend. If you are a shareholder of record and plan to attend, please contact Xcel Energy’s Corporate Secretary Department by email at CorporateSecretary@xcelenergy.com or by telephone at (612) 215-5391 to reserve a ticket. Your ticket will be available for pick-up at the meeting.

If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Shareholder Relations, Xcel Energy Inc., 414 Nicollet Mall, Suite 500, Minneapolis, Minnesota 55401-1993; fax: 612-215-4504; or email: CorporateSecretary@xcelenergy.com. Requests to reserve admission tickets will be processed in the order in which they are received and must be received no later than May 11, 2012.

State-issued photo identification will be required to gain admittance to the Annual Meeting

2.	The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

3.	Shareholder questions and comments related to the business of the Company will be addressed only during the question and answer portion of the agenda at the end of the Annual Meeting.

4.	If you wish to speak at the designated time in the question and answer portion of the Annual Meeting, please go to the nearest microphone and state your name before asking a question. You must ask a question and direct it to the Chairman. Questions from the floor are limited to three minutes to provide an opportunity for as many shareholders as possible.

5.	Although personal grievances, claims and political statements are not appropriate subjects for the Annual Meeting, you may submit any of these to an usher or Company representative and the Company will respond in writing.

6.	The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the Annual Meeting.

7.	No firearms or weapons will be allowed in the meeting room.

8.	No banners, packages or signs will be allowed in the meeting room.

9.	Xcel Energy reserves the right to inspect all items, including handbags and briefcases, entering the meeting room.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the nominees in Item 1 and

FOR Items 2, 3, 4 and 5.

Election of directors:
		FOR	AGAINST	WITHHOLD				FOR	AGAINST		WITHHOLD

1a.	Gail Koziara Boudreaux	☐	☐	☐	1g.	A. Patricia Sampson		☐	☐		☐

1b.	Fredric W. Corrigan	☐	☐	☐	1h.	James J. Sheppard		☐	☐		☐

1c.	Richard K. Davis	☐	☐	☐	1i.	David A. Westerlund		☐	☐		☐

1d.	Benjamin G.S. Fowke III	☐	☐	☐	1j.	Kim Williams		☐	☐		☐

1e.	Albert F. Moreno	☐	☐	☐	1k.	Timothy V. Wolf		☐	☐		☐

1f.	Christopher J. Policinski	☐	☐	☐

2.	Company proposal to ratify the appointment of Deloitte & Touche LLP as Xcel Energy Inc.’s independent registered public accounting firm for 2012					☐	For	☐	Against	☐	Abstain

3.	Company proposal to approve an amendment to our Restated Articles of Incorporation to eliminate cumulative voting in the election of directors					☐	For	☐	Against	☐	Abstain

4.	Company proposal to approve other amendments to, and the restatement of, our Restated Articles of Incorporation					☐	For	☐	Against	☐	Abstain

5.	Company proposal to approve, on an advisory basis, our executive compensation					☐	For	☐	Against	☐	Abstain
The Board of Directors Recommends a Vote AGAINST Item 6.

6.	Shareholder proposal on the separation of the role of the Chairman and Chief Executive Officer					☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc.,

should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Xcel Energy Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2012

11 a.m. CDT

Amarillo Civic Center

401 S. Buchanan

Amarillo, TX 79101

Xcel Energy Inc. 414 Nicollet Mall, Minneapolis, MN 55401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees in Item 1; FOR Items 2, 3, 4 and 5; and AGAINST Item 6.

The undersigned, a holder of common stock of Xcel Energy Inc. (the “Company”), hereby appoints Cathy J. Hart, Teresa S. Madden and Scott M. Wilensky or any one or more of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 16, 2012, and any adjournment(s) or postponement(s) thereof, and to vote, as designated hereon and in their discretion, with respect to any other business properly brought before the Annual Meeting all shares of the common stock of the Company which the undersigned would be entitled to vote if personally present at such meeting, except for the shares of common stock held of record in the undersigned’s account with the Plans (defined below), the voting instructions for which are explained below.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE NEW CENTURY ENERGIES, INC. EMPLOYEES’ SAVINGS AND STOCK OWNERSHIP PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES, THE XCEL ENERGY 401(K) SAVINGS PLAN AND THE NEW CENTURY ENERGIES, INC. EMPLOYEE INVESTMENT PLAN FOR BARGAINING UNIT EMPLOYEES AND FORMER NON-BARGAINING UNIT EMPLOYEES (“PLANS”). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF VOTING INSTRUCTIONS ARE NOT RECEIVED BY 11:59 p.m. EDT ON MAY 11, 2012, YOU WILL BE TREATED AS DIRECTING THE PLANS’ TRUSTEE TO VOTE THE SHARES HELD IN THE PLANS IN THE SAME PROPORTION THAT ALL OTHER ALLOCATED SHARES HELD IN THE PLANS ARE VOTED. THE UNDERSIGNED HEREBY AUTHORIZES THE TRUSTEES OF THESE PLANS TO VOTE THE UNDERSIGNED’S SHARES HELD IN ITS ACCOUNTS.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET www.ematerials.com/xcl Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 15, 2012.	PHONE 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 15, 2012.	MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.